                                                                   EXHIBIT 10.15

                                                                  Execution Copy
                                                                  --------------



                     AGREEMENT AND PLAN OF REORGANIZATION

                                     Among


                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.,

                                      and

                          CBC ACQUISITION CORPORATION

                               on the one hand,

                                      and

                          KOLL REAL ESTATE SERVICES,

                             THE KOLL SHAREHOLDERS

                                      and

                                DONALD M. KOLL

                               on the other hand

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE 1    DEFINITIONS.....................................................  2
      1.1  Certain Definitions...............................................  2
      1.2  Other Definitions.................................................  4

ARTICLE 2    THE MERGER......................................................  5
      2.1  Effective Time of the Merger......................................  5
      2.2  Effects of the Merger.............................................  6
      2.3  Effect on Capital Stock...........................................  6
            (a)  Capital Stock of Acquisition Corporation....................  6
            (b)  Cancellation of Koll-Owned and CBC-Owned Stock..............  6
            (c)  Conversion of Koll Common...................................  6
            (d)  Adjustment of Exchange Ratio................................  7
            (e)  Dissenters' Rights of Stockholders of
                 Koll........................................................  7
            (f)  Fractional Shares...........................................  8
      2.4  Exchange of Certificates..........................................  8
      2.5  Board of Directors; Officers......................................  9
      2.6  No Further Ownership Rights in Koll Common........................  9
      2.7  Tax Treatment.....................................................  9
      2.8  Employee Stock Options............................................  9

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF KOLL.......................... 10
      3.1  Organization...................................................... 10
      3.2  Capital Structure................................................. 10
      3.3  Obligations With Respect to Capital Stock......................... 12
      3.4  Equity Investments................................................ 12
      3.5  Authority......................................................... 12
      3.6  Financial Statements.............................................. 14
      3.7  Business Changes.................................................. 15
      3.8  Properties........................................................ 17
      3.9  Real Property..................................................... 17
      3.10  Accounts Receivable.............................................. 18
      3.11  Taxes............................................................ 19
      3.12  Compensation..................................................... 19
      3.13  Compliance with Law.............................................. 20
      3.14  Litigation....................................................... 20
      3.15  Contracts........................................................ 20
      3.16  No Default....................................................... 21
      3.17  Proprietary Rights............................................... 22
      3.18  Insurance........................................................ 22
      3.19  Brokers or Finders............................................... 23
      3.20  Certain Advances................................................. 23
      3.21  Related Parties.................................................. 23
      3.22  Underlying Documents............................................. 24
      3.23  Employees and Union Activities................................... 24
      3.24  Employee Benefit Plans........................................... 24


                                                                              Page
                                                                              ----
      3.25  Misstatements....................................................  27
      3.26  Full Disclosure..................................................  28
      3.27  Customers........................................................  28

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF
            KOLL SHAREHOLDERS................................................  28
      4.1  Title to Shares...................................................  28
      4.2  Undisclosed Liabilities...........................................  29
      4.3  Misstatements.....................................................  29

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF
            CBC AND ACQUISITION CORPORATION..................................  30
      5.1  Organization......................................................  30
      5.2  Acquisition Corporation Capital Structure.........................  30
      5.3  Authority.........................................................  30
      5.4  Capital Structure.................................................  32
      5.5  Financial Statements..............................................  33
      5.6  SEC Documents.....................................................  33
      5.7  Information Supplied..............................................  34
      5.8  Absence of Certain Changes or Events..............................  34
      5.9  Shares of Common Stock............................................  34
      5.10  Brokers or Finders...............................................  34
      5.11  Compliance with Law..............................................  34
      5.12  Litigation.......................................................  34
      5.13  Properties.......................................................  35
      5.14  Taxes............................................................  35

ARTICLE 6   COVENANTS RELATING TO CONDUCT OF BUSINESS........................  36
      6.1  Ordinary Course...................................................  36
      6.2  Dividends; Changes in Equity......................................  37
      6.3  Issuance of Securities............................................  37
      6.4  Governing Documents...............................................  38
      6.5  No Solicitations..................................................  38
      6.6  No Acquisitions or Investments....................................  38
      6.7  No Dispositions...................................................  39
      6.8  Indebtedness......................................................  39
      6.9  Other Actions.....................................................  39
      6.10  Advice of Changes................................................  39
      6.11  Accounting Methods...............................................  39
      6.12  Tax-Free Reorganization Treatment................................  40
      6.13  Compensation; Benefit Plans......................................  40
      6.14  Liability Limitations............................................  41
      6.15  Certain Payments.................................................  42

ARTICLE 7   ADDITIONAL AGREEMENTS OF KOLL SHAREHOLDERS.......................  42
      7.1  No Solicitations..................................................  42
      7.2  No Transfer.......................................................  43
      7.3  Agreement to Vote Shares..........................................  43

                                                                             Page
                                                                             ----
ARTICLE 8   AGREEMENTS OF CBC................................................ 43
      8.1  Ordinary Course................................................... 43
      8.2  Dividends; Changes in Stock....................................... 43
      8.3  Governing Documents............................................... 44
      8.4  No Acquisitions................................................... 44
      8.5  No Dispositions................................................... 44
      8.6  Other Actions..................................................... 44
      8.7  Accounting Methods................................................ 44
      8.8  Indemnification of Directors and Officers......................... 45
      8.9  Tax Treatment..................................................... 47
      8.10  Listing on NASDAQ................................................ 47
      8.11  Advice of Changes................................................ 47

ARTICLE 9   ADDITIONAL AGREEMENTS RELATING TO
            THE FORM S-4 AND THE PROXY STATEMENT............................. 47

ARTICLE 10  ADDITIONAL AGREEMENTS............................................ 48
      10.1  Access to Information............................................ 48
      10.2  Legal Conditions to the Merger................................... 48
      10.3  Koll Stockholders' Approval...................................... 49
      10.4  CBC Stockholders' Approval....................................... 49
      10.5  Dissenting Shares................................................ 49
      10.6  Communications................................................... 49
      10.7  Delivery of Stock Certificates................................... 50
      10.8  Update to Disclosures............................................ 50
      10.9  Good Faith....................................................... 50
      10.10  State Statutes.................................................. 50
      10.11  Affiliates...................................................... 50
      10.12  Koll Options.................................................... 51
            (a)  Substitute CBC Options...................................... 51
            (b)  Documentation............................................... 52
            (c)  Reallocation of Warrants.................................... 52
      10.13  Composition of CBC Board........................................ 53
      10.14  Agreements of Donald M. Koll.................................... 53
      10.15  Tax Treatment................................................... 53
      10.16  Reservation of Shares........................................... 53
      10.17  K/B Opportunity Funds........................................... 54

ARTICLE 11  CONDITIONS PRECEDENT............................................. 55
      11.1  Conditions to Each Party's Obligations to
            Effect the Merger................................................ 55
            (a)  Stockholder Approval........................................ 55
            (b)  Government Approvals........................................ 56
            (c)  Third-Party Approvals....................................... 56
            (d)  Form S-4.................................................... 56
            (e)  Statutes.................................................... 56
      11.2  Conditions to Obligations of CBC and
            Acquisition Corporation.......................................... 56
            (a)  Representations and Warranties.............................. 57
            (b)  Performance of Obligations of Koll.......................... 57

                                                                             Page
                                                                             ----
            (c)  Opinion of Koll's Counsel................................... 57
            (d)  Dissenting Shares........................................... 57
            (e)  No Material Adverse Change.................................. 57
            (f)  Noncompetition Agreement.................................... 57
            (g)  License Agreement........................................... 58
            (h)  Voting Agreement............................................ 58
            (i)  Legal Action................................................ 58
            (j)  CC&F........................................................ 58
            (k)  Restrictions on Business.................................... 58
            (l)  Termination of Agreements................................... 59
            (m)  No Liens.................................................... 59
            (n)  Credit Agreement............................................ 59
            (o)  Change in Receivables....................................... 59
            (p)  Change in Payables.......................................... 60
            (q)  RW Stock Ownership.......................................... 60
            (r)  General Release............................................. 60
      11.3  Conditions to Obligations of Koll................................ 60
            (a)  Representations and Warranties.............................. 60
            (b)  Performance of Obligations of CBC and Acquisition
                 Corporation................................................. 61
            (c)  Opinion of CBC's Counsel.................................... 61
            (d)  No Material Adverse Change.................................. 61
            (e)  Legal Action................................................ 61
            (f)  Registration Rights Agreement............................... 61
            (g)  Tax Opinion................................................. 61
            (h)  Listing on NASDAQ........................................... 61
            (i)  Substitute CBC Options...................................... 61
            (j)  Warrant Agreement........................................... 62

ARTICLE 12  CLOSING.......................................................... 62
      12.1  Closing Date..................................................... 62
      12.2  Filing Date...................................................... 62

ARTICLE 13  INDEMNIFICATION.................................................. 62
      13.1  Survival......................................................... 62
      13.2  Indemnification by the Koll Shareholders......................... 63
      13.3  Indemnification by CBC........................................... 65
      13.4  Notice and Defense of Third-Party Claims......................... 65
      13.5  Exclusivity...................................................... 66

ARTICLE 14  PAYMENT OF EXPENSES.............................................. 66

ARTICLE 15  TERMINATION, AMENDMENT AND WAIVER................................ 67
      15.1  Termination...................................................... 67
      15.2  Effect of Termination............................................ 69
      15.3  Amendment........................................................ 70
      15.4  Extension; Waiver................................................ 70

ARTICLE 16  GENERAL.......................................................... 70
      16.1  Notices.......................................................... 70

                                                                            Page
                                                                            ----
      16.2  Headings........................................................ 71
      16.3  Counterparts.................................................... 71
      16.4  Binding Nature.................................................. 71
      16.5  Merger of Documents............................................. 71
      16.6  Incorporation of Schedules...................................... 71
      16.7  Good Faith...................................................... 72
      16.8  Dispute Resolution.............................................. 72
      16.9  Attorneys' Fees................................................. 73
      16.10  Applicable Law................................................. 73
      16.11  Severability................................................... 73
      16.12  No Third Party Beneficiary..................................... 73
      16.13  Best Efforts; Further Assurances............................... 73

Exhibit A    Certificate of Merger
Exhibit B    Warrant Agreement
Exhibit C    Voting Agreement and Irrevocable Proxy
Exhibit D    Affiliates Agreement
Exhibit E    DMK Noncompetition Agreement
Exhibit F    Assignment of License Agreement
Exhibit G    General Release
Exhibit H    Registration Rights Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of the 14th day of May, 1997, by and among CB COMMERCIAL REAL
                                                           ------------------
ESTATE SERVICES GROUP, INC., a Delaware corporation ("CBC"), CBC ACQUISITION
---------------------------                                  ---------------
CORPORATION, a Delaware corporation and wholly-owned subsidiary
-----------
of CBC ("Acquisition Corporation"), KOLL REAL ESTATE SERVICES, a Delaware
                                    -------------------------
corporation ("Koll") and FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (collectively, "FS"), AP KMS Partners, L.P., and AP KMS II, LLC (collectively "Apollo"), The Koll Holding Company ("KHC"), William S. Rothe ("WSR") and Raymond Wirta ("RW") (collectively the "Koll Shareholders"), and Donald M. Koll ("DMK") (for purposes of Sections 7.3, 10.14, 11.2(f) and 11.2(g)).

                               R E C I T A L S:

     A. Subject to the provisions of this Agreement, immediately following the CBC Stockholders' Meeting, Koll shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A, which provides for the merger (the "Merger") of Acquisition Corporation into Koll at the time provided for in Article II thereof (the "Merger Date"). Following the Merger in accordance with the terms of this Agreement, Koll shall be a wholly-owned subsidiary of CBC. Pursuant to the Stock Exchange Ratio set forth in Section 2.3(c) of this Agreement, shares of Common Stock, $.01 par value, of Koll issued and outstanding as of the Effective Date ("Koll Common") will be converted into shares of Common Stock, $.01 par value, of CBC ("CBC Common").

     B. The respective Boards of Directors of Koll and CBC have approved the Merger.

     C. The parties hereto intend that the Merger constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     D. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and the conditions precedent to the consummation of the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, CBC, Acquisition Corporation, Koll, the Koll Shareholders and DMK hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     1.1  Certain Definitions.  The terms defined in this Section 1.1 shall, for
          -------------------
all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

          (a) "CBC Stockholders' Meeting" shall mean the meeting of the holders of CBC Common called and convened for the purpose of their consideration of and voting upon the trans actions contemplated by this Agreement, and any adjournments thereof.

          (b) "Dissenting Shares" means shares of Koll Common which shall be owned by stockholders who shall duly perfect and pursue their appraisal rights with respect to such shares in accordance with Section 262 of the Delaware General Corporation Law.

          (c) "Dissenting Stockholders" means those stock holders of Koll who are holders of and are entitled to Dissenting Shares.

          (d) "Employee Benefit Plan" means (a) any Employee Pension Benefit Plan; (b) any Employee Welfare Benefit Plan; (c) any bonus, deferred compensation, incentive, restricted equity, equity purchase, equity option, equity appreciation right, phantom equity, debenture, supplemental pension, profit-sharing, royalty pool, commission, cafeteria or similar plan or arrangement; (d) any plan, program, agreement, policy, commitment or other arrangement relating to severance or termination pay, whether or not published or generally known; (e) any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in Section 3(1) of ERISA to former employees or directors or to their survivors or (f) any other plan, program, agreement, pro cedure, policy, commitment, understanding or other arrangement relating to employee benefits, executive compensation, fringe benefits, severance pay, collective bargaining, terms of employment or services as an independent contractor, whether foreign or domestic.

          (e) "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

          (f) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

          (g) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (h) "ERISA Affiliate" means any entity that, together with Koll, is treated as a single employer under section 414(b), 414(c), 414(m) or 414(o) of the Code.

          (i) "Fiduciary" has the meaning set forth in ERISA Section 3(21).

          (j) "50% JV" shall mean, for any entity, any corporation, partnership or other entity of which 50% of the securities or other ownership interests having by their terms ordinary voting power to elect the board of directors or appoint or elect other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled directly or indirectly by such entity or by one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity.

          (k) "Form S-4" shall mean the registration statement of CBC on Form S-4 to be filed with and declared effective by the SEC in connection with the issuance of the CBC Common and Warrants pursuant to the Merger.

          (l) "Koll Stockholders' Meeting" shall mean the meeting of the holders of Koll Common called and convened for the purpose of their consideration of and voting upon the transactions contemplated by this Agreement, and any adjournments thereof.

          (m) "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, properties or business of Koll and Subs or CBC and its Subsidiaries, as the case may be, taken as a whole.

          (n) "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

          (o) "PBGC" means the Pension Benefit Guaranty Corporation.

          (p) "Proxy Statement" shall mean the proxy material delivered to the holders of CBC Common between the date hereof and the CBC Stockholders' Meeting, which shall describe the transactions contemplated by this Agreement, and which shall solicit the approval of the holders of CBC Common of such transactions, and any amendments or supplements thereto, all as required by applicable law.

          (q)  "SEC" shall mean the Securities and Exchange Commission.

          (r) "Subsidiary" shall mean, for any entity, any corporation, partnership or other entity of which a majority of the securities or other ownership interests having by their terms ordinary voting power to elect the board of directors or appoint or elect other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled directly or indirectly by such entity or by one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity.

     1.2  Other Definitions.  In addition to the terms defined in Section 1.1,
          -----------------
certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication other wise requires.

Defined Terms                                    Sections
-------------                                    --------

Acquisition Corporation Common                          5.2
Acquisition Transaction                                 6.5
Affiliate                                             10.11
Bank Indebtedness                                      6.14
CBC Balance Sheet                                       5.5
CBC Balance Sheet Date                                  5.5
CBC Common                                         Recitals
CBC Companies                                           5.1
CBC Financial Statements                                5.5
CBC Minimum Amount                                     13.2(b)
CBC Options                                             5.4(a)
CBC SEC Documents                                       5.6
CBC's Indemnified Persons                              13.2(a)
Certificate                                             2.4
Closing                                                12.1
Closing Date                                           12.1
Code                                                    2.7
Consents                                                3.5
Effective Time                                          2.1
Environmental Regulation                                3.9(c)
Environmental Litigation                                3.9(c)
Exchange Act                                            3.5
Filing Fees                                      Article 14
GAAP                                                    3.6
Golden Parachute Payment                               3.24(j)
Governmental Entity                                     3.5
Group                                                   5.1
Hazardous Substances                                    3.9(b)
HSR Act                                                 3.5
Indemnified Agents                                      8.8(a)

Indemnified Liabilities                                     8.8(a)
Indemnified Person                                         13.4
Indemnifying Party                                          8.8(a)
Indemnifying Person                                        13.4
Koll Affiliate Agreements                                 10.11
Koll Balance Sheet                                          3.6
Koll Balance Sheet Date                                     3.6
Koll Common                                            Recitals
Koll Financial Statements                                   3.6
Koll Options                                                2.8
Koll Plans                                                 3.24(a)
License Agreement                                          11.2(h)
Liens                                                       3.8
LJM                                                         5.1
Losses                                                     13.2(a)
Material Subsidiaries                                       5.4(b)
NASDAQ                                                      2.3(f)
Non-Competition Agreements                                 11.2(f)
Options                                                     3.2(c)
Permits                                                    3.13
Preferred Stock                                             3.2(a)
Proceeding                                                  8.8(a)
Proprietary Rights                                         3.17
Recipient                                                  3.24(j)
Rule 145                                                  10.11
Selling Shareholder                                   Article 4
Shareholders' Indemnified Persons                          13.3
Stock Exchange Ratio                                        2.3(c)
Subs                                                        3.1
Surviving Corporation                                       2.2
Taxes                                                      3.11
Third Party                                              15.1(h)(i)
Unindemnified Liabilities                                   8.8(a)
WM                                                          5.1

                                   ARTICLE 2

                                  THE MERGER
                                  ----------

     2.1  Effective Time of the Merger.  Subject to the provisions of this
          ----------------------------
Agreement, including the satisfaction or waiver of the conditions set forth in
Article 11 hereof, a Certificate of Merger shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 2.2) and thereafter delivered to the Secretary of State of the State of Delaware, for filing, in accordance with the Delaware General Corporation Law on the Closing Date (as defined in Article 12). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

     2.2  Effects of the Merger.  At the Effective Time, (a) the separate
          ---------------------
existence of Acquisition Corporation shall cease and Acquisition Corporation shall be merged with and into Koll, which shall be the surviving corporation (the "Surviving Corporation"); (b) the Certificate of Incorporation of Acquisition Corporation immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; (c) the Bylaws of Acquisition Corporation shall be the Bylaws of the Surviving Corporation; (d) the directors of the Surviving Corporation shall be as set forth in Section 2.5 hereof; (e) the officers of the Surviving Corporation shall be as set forth in
Section 2.5 hereof; and (f) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law, including the Delaware General Corporation Law.

     2.3  Effect on Capital Stock.  As of the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of the holder of any of the issued and outstanding shares of Koll Common:

          (a)  Capital Stock of Acquisition Corporation.  All issued and
               ----------------------------------------
outstanding shares of capital stock of Acquisition Corporation shall continue to be issued and shall be converted into 1,000 shares of Common Stock of the Surviving Corporation. Each stock certificate of Acquisition Corporation evidencing ownership of any such shares shall continue to evidence owner ship of such shares of capital stock of the Surviving Corporation.

          (b)  Cancellation of Koll-Owned and CBC-Owned Stock.  All shares of
               ----------------------------------------------
Koll Common, if any, that are owned directly or indirectly by Koll and by CBC or any of its Subsidiaries shall be canceled, and no stock of CBC or other consideration shall be delivered in exchange therefor.

          (c)  Conversion of Koll Common.  Other than shares to be canceled
               -------------------------
pursuant to Section 2.3(b), Dissenting Shares and fractional shares as provided in Section 2.3(e) and (f), each share of Koll Common issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into (i) 0.776175 shares of CBC Common subject to adjustment as set forth in Section 2.3(d) (hereinafter the "Stock Exchange Ratio") and (ii) a number of Warrants (the "Warrants") equal to (A) 600,000 divided by (B)(1) the number of shares of Koll Common outstanding immediately prior to the Effective Time plus (2) the number of shares of Koll Common into which Koll Options outstanding and held by individuals who are directors, employees or consultants of Koll or Subs immediately prior to the Effective Time are exercisable (the "Warrant Exchange Ratio"); each Warrant shall be exercisable into one share of CBC Common at an exercise price of $30.00 per share of CBC Common. In addition, each Warrant shall have a term of 7 years from the Closing Date, shall become exercisable on the third anniversary of the Closing Date, shall be subject to the terms and conditions of the Warrant Agreement attached hereto as Exhibit B and shall be in substantially the form of the Warrant Certificate attached as an Exhibit thereto. Anything to the contrary contained herein notwithstanding, (i) the number of shares of Koll Common (including Dissenting Shares and fractional shares) and securities exercisable or convertible into Koll Common (including without limitation Koll Options) issued and outstanding immediately prior to the Effective Time shall not exceed 7,233,243, (ii) the number of shares of CBC Common issued in exchange for Koll Common pursuant hereto shall not exceed 5,614,261 minus the Stock Exchange Ratio multiplied by the sum of the number of Dissenting Shares plus the number of fractional shares and (iii) the number of shares of CBC Common into which all Warrants issued pursuant hereto shall be exercisable shall not exceed 600,000.

          (d)  Adjustment of Exchange Ratio.  If, between the date of this
               ----------------------------
Agreement and the Effective Time, the outstanding shares of CBC Common or Koll Common shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, the Stock Exchange Ratio shall be correspondingly adjusted. In addition, for each $100,000 by which Bank Indebtedness exceeds $47,375,000 or by which any subcategory of Bank Indebtedness exceeds the applicable sublimit set forth in Section 6.14 (but without duplication), the Stock Exchange Ratio shall be reduced by 0.0005883.

          (e)  Dissenters' Rights of Stockholders of Koll.  Any Dissenting
               ------------------------------------------
Shares shall not be converted into CBC Common and Dissenting Stockholders shall not have the right to receive any Warrants. Dissenting Shares shall be converted into the right to receive such consideration as may be determined pursuant to Section 262 of the Delaware General Corporation Law, if the Dissenting Stockholder holding such shares is entitled to dissenters' rights under such section. Koll agrees that, except with the prior written consent of CBC, or as required under the Delaware General Corporation Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Section 262 of the Delaware General Corporation Law, and subject to any agreements binding upon such Dissenting Stockholder, becomes entitled to payment of the value of shares of Koll Common shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time, to deliver shares of CBC Common to any Dissenting Stockholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Stockholder, CBC shall issue and deliver, upon surrender by such Dissenting

Stockholder of his certificate or certificates representing shares of Koll Common, the shares of CBC Common, Warrants and payments in lieu of fractional shares to which such Dissenting Stockholder is then entitled under this Section
2.3 and Section 262 of the Delaware General Corporation Law.

          (f)  Fractional Shares.  No fractional shares of CBC Common shall be
               -----------------
issued, but in lieu thereof each holder of shares of Koll Common who would otherwise be entitled to receive a fraction of a share of CBC Common (after aggregating all fractional shares of CBC Common to be received by such holder) shall receive from CBC an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of a share of CBC Common to which such holder would otherwise be entitled, times (ii) the average closing sale price of a share of CBC Common for the ten (10) most recent days on which CBC Common has traded ending the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market ("NASDAQ"). Each holder of Koll Common will be issued one certificate representing all Warrants to which it is entitled rounded down to the nearest whole number.

     2.4  Exchange of Certificates.  At the Closing, each holder of shares of
          ------------------------
Koll Common other than Dissenting Stockholders will surrender the certificate(s) (a "Certificate") representing such shareholder's shares of Koll Common to CBC. Upon surrender of a Certificate for cancellation to CBC, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of CBC Common (represented by a certificate), payments in lieu of fractional shares and Warrants to which the holder of Koll Common is entitled pursuant to Section 2.3 and the Certificate of Merger and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Koll Common which is not registered in the transfer records of Koll, the appropriate number of shares of CBC Common may be delivered to a transferee if the Certificate representing the right to receive such CBC Common is presented to CBC and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of CBC Common as provided by this Section 2.4 and the Delaware General Corporation Law. CBC shall follow the same procedure with respect to lost, stolen or mutilated Koll certificates as it follows with respect to lost, stolen or mutilated CBC certificates. Unless and until any such certificates shall be so surrendered, any dividends paid or other distributions made to holders of record of CBC Common after the Effective Time shall be retained by CBC and paid over to such holder when such certificate is surrendered in accordance with this Section 2.4(c).

     2.5  Board of Directors; Officers.  Upon the Effective Time:
          ----------------------------

          (a) The directors of the Surviving Corporation shall be as named in the Certificate of Merger and each shall remain a director from the Effective Time until such director's successor shall have been elected and shall qualify, or as otherwise provided in the By-laws of the Surviving Corporation.

          (b) The officers of the Surviving Corporation shall be as named in the Certificate of Merger and shall each hold office from the Effective Time until such officer's successor shall have been elected and shall qualify, or as otherwise provided in the By-laws of the Surviving Corporation.

          (c) If at the Effective Time a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided in the Bylaws of the Surviving Corporation.

     2.6  No Further Ownership Rights in Koll Common.  All CBC Common delivered
          ------------------------------------------
upon the surrender for exchange of shares of Koll Common in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Koll Common. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Koll Common which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     2.7  Tax Treatment.  The parties intend that the Merger will be treated as
          -------------
a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be treated as a Plan of Reorganization for such purpose.

     2.8  Employee Stock Options.  All options to purchase shares of Koll Common
          ----------------------
("Koll Options") outstanding as of the Effective Time under Koll option plans shall be treated in accordance with Section 10.12.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF KOLL
                    --------------------------------------

     Koll represents and warrants to CBC and Acquisition Corporation as of the date hereof and as of the Effective Time as follows:

     3.1  Organization.  Each of Koll, each of its Subsidiaries (each a "Sub"
          ------------
and collectively, the "Subs") each other corporation, partnership, limited liability company, trust or other entity with respect to which it or one or more of its Subsidiaries has a material investment or is subject to unlimited liability as a general partner or otherwise (each an "Investment Entity" and collectively the "Investment Entities") and each 50% JV is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business in each jurisdiction where it is required to be so qualified except where the failure to be so qualified will not have a Material Adverse Effect and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all regulatory and other licenses, permits, authorizations, franchises, rights and privileges necessary for the conduct of its business as conducted and as proposed to be conducted, except for such licenses, permits, authorizations, franchises, rights and privileges where the failure to obtain or possess same would not have a Material Adverse Effect.

     3.2  Capital Structure.  (a) The authorized capital stock of Koll consists
          -----------------
of 8,000,000 shares of Common Stock, $.01 par value per share and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). As of the date hereof, there were and immediately preceding the Effective Time there will be (i) no more than an aggregate of 7,233,243 shares of Koll Common issued and outstanding and issuable upon the exercise of Koll Options; (ii) 590,000 shares of Koll Common reserved for issuance upon exercise of options under Koll's stock option plans and (iii) no shares of Preferred Stock outstanding.

          (b) All of the outstanding Koll Common was issued in compliance with applicable federal and state securities laws, and no further registration, qualification or other compliance under such securities laws is required. All of the outstanding shares of Koll Common are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Koll's Certificate of Incorporation or Bylaws or any agreement to which Koll is a party or is bound.

          (c)  Schedule 3.2(c) sets forth a complete list of all equity
               ---------------
securities of Koll outstanding on the date hereof, together with the holders thereof, and, with respect to Koll

Options, the exercise price, vesting schedule (taking into account any acceleration in contemplation of or triggered by the transactions contemplated hereby) and termination date of each. As of the Effective Time, each holder of Koll Common or Koll Options shall have no more than the aggregate number of Koll Common and Koll Options as set forth on Schedule 3.2(c). As of the date hereof,
                                        ---------------
except as set forth on Schedule 3.2(c) and as of the Effective Time without
                       ---------------
exception, each Koll Shareholder has and will have good and valid title to all shares of Koll Common shown beside such Koll Shareholder's name on Schedule
                                                                   --------
3.2(c), and no other shares free and clear of all Liens other than liens in
------
favor of Koll, in each case other than those certain options in favor of RW and WSR to purchase 672,000 and 100,800 shares of Koll Common, respectively, held by KHC. As of the date hereof, except as set forth on Schedule 3.2(c), and as of
                                                    ---------------
the Effective Time without exception, each Koll Shareholder is not a party to or holder of any option, warrant, call, right, commitment or agreement of any character (collectively "Options") obligating Koll to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Koll or obligating Koll to grant, extend or enter into any such option, warrant, call right, commitment or agreement. As of the date hereof, except as set forth on Schedule 3.2(c), and as of the Effective Time without exception, each Koll
   ---------------
Shareholder has sole voting power with respect to such shares and is not a party to any stockholder agreement, voting agreement, voting trust, proxy or other agreement with respect to voting, restrictions on transfer, or otherwise pertaining to such Koll Shareholder's Shares.

          (d) Schedule 3.2(d) sets forth a complete and correct list of each
              ---------------
Sub, Investment Entity and 50% JV and Koll's or a Sub's or Investment Entity's interest therein. Except as disclosed in Schedule 3.2(d), all of the
                                          ---------------
outstanding shares of capital stock or partnership or other equity interests of each material Sub, material Investment Entity and material 50% JV are duly authorized, validly issued, fully paid and nonassessable and the interests therein owned by Koll, a Sub or an Investment Entity, as shown on Schedule
                                                                  --------
3.2(d) are owned, beneficially and of record, by Koll or such Sub or Investment
------
Entity, free and clear of any Liens.  Except as disclosed in Schedule 3.2(d),
                                                             ---------------
there are not (i) outstanding Options obligating Koll, any material Sub or any material Investment Entity to issue or sell any shares of capital stock or partnership or other equity interests of any material Sub or any material Investment Entity or to grant, extend or enter into any such Option or (ii) voting trusts, registration rights, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Koll or a Sub wholly owned, directly or indirectly, by Koll with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or partnership or other equity interests of Koll or any material Sub.

          (e) Except as disclosed in Schedule 3.2(e), there are no outstanding
                                     ---------------
contractual obligations of Koll, any Sub or any Investment Entity to repurchase, redeem or otherwise acquire any shares of Koll Common or any capital stock or partnership or other equity interests of any Sub or any Investment Entity or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Sub or any Investment Entity or any other person.

     3.3  Obligations With Respect to Capital Stock.  Koll shall provide notice
          -----------------------------------------
of the Merger to the holders of all Koll Options. Any Koll Option that remains unexercised at the Effective Time shall be substituted by CBC in accordance with the provisions of Section 10.12 hereof. Except as set forth in Schedule 3.2(c),
                                                                ---------------
there are no equity securities of any class of Koll or Subs, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Schedule 3.2(c), there are
                                                     ---------------
no options, warrants, calls, rights, commitments or agreements of any character to which Koll or Subs is a party or by which it is bound obligating Koll or Subs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Koll or Subs or obligating Koll or Subs to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.4  Equity Investments.  Except for Subs and Investment Entities listed on
          ------------------
Schedule 3.2(d) and investments aggregating less than $500,000 in invested or
---------------
committed dollars, Koll does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity and neither Koll nor any of the Subs owns any equity interest directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

     3.5  Authority.
          ---------

          (a) Each of Koll and each of the Koll Shareholders and DMK has all requisite individual, corporate or partnership, as applicable, power and authority to enter into this Agreement and the Certificate of Merger and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, corporate, partnership or otherwise, on the part of each of Koll and each of the Koll Shareholders subject to approval by the stockholders of Koll. This Agreement has been duly executed and delivered by each of Koll and each of the Koll Shareholders and DMK and constitutes a valid and binding obligation of Koll and each of the Koll Shareholders and DMK enforceable in accordance with its terms, subject to the approval of the stockholders of Koll.

          (b) Provided the conditions in Article 11 are satisfied, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the charter documents or Bylaws of Koll or Subs or any Koll Shareholder or (ii) any material agreement or instrument, permit, franchise, license, judgment or order, applicable to Koll or Subs or any Koll Shareholder or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a Material Adverse Effect. Schedule 3.5 contains a
                                                     ------------
full and complete list of all necessary consents, waivers and approvals (together with any other consents, waivers or approvals from third parties, the "Consents") of third parties (other than Governmental Entities) applicable to the operations of Koll and Subs that are required to be obtained by Koll and Subs in connection with the execution and delivery of this Agreement or the Certificate of Merger by Koll and the performance of Koll's obligations hereunder or thereunder, except for such Consents for which the failure to obtain the same would not have a Material Adverse Effect. Prior to the Closing Date, Koll or Subs, as applicable, will obtain all Consents the failure of which to obtain would have a Material Adverse Effect, other than with respect to that certain Amended and Restated Credit Agreement, dated as of January 9, 1997, among Koll Management Services, Inc., the Lenders listed therein, Bankers Trust Company, as agent for the Lenders, and The First National Bank of Boston and BHF-Bank Aktiengesellschaft, as co-agents for the Lenders, as amended, with respect to which Koll will obtain, prior to Closing, the Lenders' consent to an extension of such Credit Agreement until sixty (60) days following the Effective Time as set forth in Section 11.2(n). Notwithstanding the foregoing, Koll will not obtain any consents under its or its Affiliates' property or facilities management agreements, provided, however, that if any such property or
                       --------  -------
facilities management agreements are terminated pursuant to any "Change of Control", "Assignment", or similar provision and such terminations, individually or in the aggregate and subject to Section 6.1, have a Material Adverse Effect, it shall constitute the failure of a condition to CBC's and Acquisition Corporation's respective obligations to close. Subject to the immediately following paragraph, no such Consents are required to be obtained by the Koll Shareholders in connection with the execution and delivery of this Agreement or the performance of their obligations hereunder.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any national (Federal or foreign), state or local government, any political subdivision thereof or any governmental, quasi-governmental, judicial, public or statutory agency, commission, authority, instrumentality, body or entity (a "Governmental Entity"), is required by or with respect to Koll or Subs or the Koll Shareholders in connection with the execution and delivery of this Agreement by Koll and the Koll Shareholders or the Certificate of Merger by Koll or the consummation by Koll and the Koll Shareholders of the transactions contemplated hereby or thereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Act ("HSR Act"), (ii) the filing of a Form S-4 with the SEC, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Koll is qualified to do business, (iv) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a Material Adverse Effect.

     3.6  Financial Statements.  Koll has furnished to CBC (i) its audited
          --------------------
consolidated statement of operations, statement of stockholders' equity and statement of cash flows for the fiscal year ended March 31, 1995 and 1996 and for the nine months ended December 31, 1996, (ii) Koll's unaudited consolidated statement of operations, statement of stockholders' equity and statement of cash flows for the three months ended March 31, 1996 and March 31, 1997, (iii) Koll's audited consolidated balance sheet as of March 31, 1995 and 1996 and December 31, 1996 and (iv) Koll's unaudited consolidated balance sheet as of March 31, 1997. Koll shall furnish monthly unaudited consolidated financial statements to CBC for each month after March 31, 1997, until the Closing Date, which monthly financial statements shall contain substantially all the information currently contained in what is commonly referred to as the "Green Book." The unaudited consolidated balance sheet at March 31, 1997 is hereinafter referred to as the "Koll Balance Sheet," and all such financial statements are herein after referred to collectively as the "Koll Financial State ments." The Koll Financial Statements have been and will be prepared in accordance with generally accepted accounting prin ciples ("GAAP") applied on a consistent basis during the periods involved, except as noted in the notes to the Koll Financial Statements, and are and will be in accordance with Koll's books and records, and fairly present in all material respects the financial position of Koll and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the Koll Financial Statements to normal year-end audit adjustments which will not be material and the absence of certain footnote disclosures. At the date of the Koll Balance Sheet (the "Koll Balance Sheet Date") and as of the Closing Date, Koll had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not recorded on the Koll Balance Sheet or disclosed in the accompanying notes thereto, if any, except for liabilities incurred in the ordinary course of business since the date of said Balance Sheet which are usual and normal in amount and liabilities incurred in connection with acquisitions permitted under Section 6.6. There are no liabilities with respect to any Investment Entity or 50% JV which would have a Material Adverse Effect. Except as set forth on Schedule 3.6, each Sub is
                                                   ------------
treated as a consolidated subsidiary of Koll in the Koll financial statements for all periods covered thereby.

     3.7  Business Changes.  Except as set forth on Schedule 3.7, since the Koll
          ----------------                          ------------
Balance Sheet Date, except as otherwise contemplated by this Agreement, each of Koll and Subs has conducted its business only in the ordinary course and, without limiting the generality of the foregoing:

          (a) Subject to Section 6.1, there have been no changes in the financial condition, results of operations, business or properties of Koll, Subs, Investment Entities or any 50% JV which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect, excluding any change caused by the loss of the services of its present officers, employees, agents and representatives.

          (b) Neither Koll nor any of the Subs has issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of Koll or Subs, except for shares of Koll Common issued upon the exercise of the outstanding Koll Options.

          (c) Neither Koll nor any of the Subs has incurred additional material debt for borrowed money, except for acquisitions permitted under Section 6.6(a) and working capital loans under credit facilities existing as of the date hereof in the ordinary course of business consistent with past practices.

          (d) Neither Koll nor any of the Subs has incurred any obligation or liability except in the ordinary course of business.

          (e) Neither Koll nor any of the Subs has paid any material obligation or material liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary course of business.

          (f) Neither Koll nor any of the Subs has declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of Koll or such Subs.

          (g) Neither Koll nor any of the Subs has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of Koll or any of the Subs except for repurchases of shares of Koll Common pursuant to a Koll Plan, which repurchases are not material in the aggregate.

          (h) Neither Koll nor any of the Subs has mortgaged, pledged, or otherwise voluntarily or involuntarily encumbered any of its material assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of products made in the ordinary course of business and except for liens arising under credit facilities existing as of the date hereof relating to working capital loans made in the ordinary course of business consistent with past practice.

          (i) Neither Koll nor any of the Subs has disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any capital stock of any of the Subs or any other material asset or property, tangible or intangible, except, in the case of such other material assets and property, in the ordinary course of business, and in each case for a consideration believed to be at least equal to the fair value of such material asset or property and in any event not in excess of $50,000 for any single item or $200,000 in the aggregate.

          (j) Neither Koll nor any of the Subs has purchased or agreed to purchase or otherwise acquire any (i) general partnership interests in any entity or (ii) material amount of securities of any corporation, partnership, joint venture, firm or other entity; neither Koll nor any of the Subs has made any material expenditure or commitment for the purchase, acquisition, construction or improvement of a material capital asset, except in the ordinary course of business and in any event not in excess of $250,000 for any single item or $500,000 in the aggregate.

          (k) Neither Koll nor any of the Subs has entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary course of business.

          (l) Neither Koll nor any of the Subs has sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any material Proprietary Rights (as defined in Section 3.17).

          (m) Neither Koll nor any of the Subs has adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing other than to allow for the acceleration of the vesting schedules of options outstanding as of the date hereof other than ordinary pay increases consistent with past practices given to employees who are not officers or directors and reasonable arrangements to retain employees agreed to in advance by Koll and CBC.

          (n) Neither Koll nor any of the Subs has made or agreed to make any change in its directors, officers or key employees.

          (o) Neither Koll nor any of the Subs has made or committed itself to make any amendment or modification in its charter documents or Bylaws, except as contemplated in this Agreement or the Certificate of Merger.

     3.8  Properties.  The Koll Balance Sheet reflects in all material respects
          ----------
all of the real and personal property used by Koll and Subs in their business or otherwise held by Koll and Subs, except for (a) property acquired or disposed of in the ordinary course of the business of Koll and Subs since the date of such balance sheet, and (b) personal property or leasehold interests not required under GAAP to be reflected thereon. Koll and Subs have good and marketable title to all assets and properties reflected on the Koll Balance Sheet and thereafter acquired, free and clear of any imperfection of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever (collectively, "Liens"), except for (i) the lien of current taxes not yet delinquent (ii) Liens which, individually or in the aggregate, would not have a Material Adverse Effect and (iii) Liens existing as of the date hereof under credit facilities existing as of the date hereof. All of the fixed assets and properties listed on the Koll Balance Sheet or thereafter acquired are in satisfactory condition and repair for the requirements of the business as presently conducted by Koll and Subs, except for imperfections that would not have a Material Adverse Effect.

     3.9  Real Property.
          -------------

          (a)  Attached hereto as Schedule 3.9(a) is a full and complete list of
                                  ---------------
all real property owned and leased by Koll or Subs, which, in the case of leased real property, is subject to annual rental payments in excess of $30,000 or under option to purchase by Koll or Subs. All such property leased by Koll or Subs is held under valid, subsisting and enforceable leases, except for imperfections which would not have a Material Adverse Effect. Neither real property owned or leased by Koll or any of its Subs nor the operations of Koll or Subs thereon, violate any applicable building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exemptions, except for such violations as would not have a Material Adverse Effect. No notice from any governmental or public safety authority of any uncorrected condition, unpaid assessment charge or fine relating to the facilities or the conduct of business thereon or notice of any pending or contemplated condemnation or change in zoning which would have a Material Adverse Effect on Koll or any of its Subs has been received by Koll or any of its Subs.

          (b)  Except as disclosed on Schedule 3.9(b), there are no Hazardous
                                      ---------------
Substances in, under or about the air, soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by Koll or any of its Subs which would have a Material Adverse Effect. Neither Koll nor Subs have disposed of any Hazardous Substances on or about such property which would have a Material Adverse Effect. Neither Koll nor any of its Subs have disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment which would have a Material Adverse Effect. "Hazardous Substances" shall mean any substance regulated or prohibited by any law or designated by any governmental agency to be hazardous, toxic, radioactive, regulated medical waste or otherwise a danger to health or the environment.

          (c) Koll and Subs have conducted their business in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release and exposure of others to Hazardous Substances (collectively, "Environmental Regulation"), except for such noncompliance as would not have a Material Adverse Effect. Except as set forth on Schedule 3.9(c), Koll has not received any notice of any investigation, claim
   ---------------
or proceeding against Koll or Subs relating to Hazardous Substances and Koll is not aware of any fact or circumstance which could involve Koll or Subs in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Koll or any of its Subs (collectively, "Environmental Litigation") which if resolved adversely to Koll or any Sub would have a Material Adverse Effect. Between the date hereof and Closing, there shall not have occurred any failure by Koll or Subs to comply with applicable Environmental Regulation and there shall not have occurred any Environmental Litigation that, in each case, would have a Material Adverse Effect on Koll or any of its Subs.

     3.10  Accounts Receivable.  All of the accounts receivable of Koll and Subs
           -------------------
shown on the Koll Balance Sheet or arising between the Koll Balance Sheet Date and the Effective Time arose or will arise in the ordinary course of their respective businesses. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of Koll which is consistent with past practice and in accordance with GAAP applied on a consistent basis.

     3.11  Taxes.  Koll and Subs have duly filed with the appropriate United
           -----
States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), which returns are accurate and complete, and have paid or accrued in full all taxes, duties, charges, withholding obliga tions and other governmental liabilities (including, without limitation, net income, alternative or add-on minimum tax, profits, premium, estimated, excise, sales, use, occupancy, gross income, gross receipts, franchise, ad valorem, stamp, severance, capital levy, production, transfer, withholding, license, employment and payroll, and property taxes, environmental or windfall profits taxes and import duties) as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (All such items are collectively referred to herein as "Taxes"). The Koll Balance Sheet fully accrues (and the balance sheets subsequent to the date of the Koll Balance Sheet and provided to CBC prior to the Closing Date will fully accrue) all current and deferred Taxes, as required in accordance with GAAP. Except as set forth on Schedule 3.11, neither
                                                          -------------
Koll nor Subs is a party to any pending actions or proceedings, nor, to the knowledge of Koll, are any such actions or proceedings threatened by any governmental authority for the assessment or collection of Taxes except for such actions or proceedings which, if resolved adversely, individually or in the aggregate, would not have a Material Adverse Effect. Since March 31, 1996, no liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes which are material, individually or in the aggregate, except for liens for property taxes not yet delinquent. Except as set forth on Schedule 3.11, neither Koll nor Subs is a party to any Tax
                -------------
sharing, Tax allocation or Tax indemnity agreement and in the past five (5) years has not been included on any consolidated combined or unitary return with any entity other than Koll or Subs.

     3.12  Compensation.  Except as set forth on Schedule 3.12, since March 31,
           ------------                          -------------
1997, neither Koll nor Subs has paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or stockholders any compensation of any kind other than wages, salaries, commissions and benefits at times and rates in effect on March 31, 1997, subject to wage increases in the ordinary course of business of less than seven percent (7%) paid or payable to employees other than Key Employees and directors. Schedule 3.12 contains a full
                                                   -------------
and complete list of all directors and all employees of Koll and Subs whose total compensation (base salary, automobile allowances, moving allowances, bonuses and commissions) paid by

Koll or Subs for the twelve-month period ended March 31, 1997 was $100,000 or more or whose base compensation (excluding bonuses and commissions) is currently $100,000 or more, together with a detailed statement setting forth their respective salaries, bonuses, any incentive payments, perquisites, benefits and other forms of compensation and any amounts payable as a result of a change in control of Koll or Subs and to which they are entitled or would become entitled after the Merger.

     3.13  Compliance with Law.  All licenses, franchises, permits, consents,
           -------------------
certificates and other evidences of authority ("Permits") of Koll and Subs which are necessary to the conduct of Koll and Subs' businesses are in full force and effect, except for such Permits where the failure to obtain same or the failure of same to be in full force and effect would not have a Material Adverse Effect, and neither Koll nor Subs is in violation of any Permit in any respect that would have a Material Adverse Effect. Except for possible violations which would not have a Material Adverse Effect, the business of Koll and Subs has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

     3.14  Litigation.  Except as set forth on Schedule 3.14 and except for
           ----------                          -------------
normal authorizations, permits and orders issued in the ordinary course of business, there is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against Koll or Subs, or involving any of their respective assets or properties, before any court, agency, governmental department or agency, commission, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on Koll or Subs), and, to the knowledge of Koll and Subs, none have been threatened which, in each case, would have a Material Adverse Effect. There are no facts which, if known to stockholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a Material Adverse Effect. Except as set forth on Schedule
                                                                    --------
3.14, neither Koll nor Subs is subject to any order, writ, injunction or decree
----
of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

     3.15  Contracts.  Schedule 3.15 contains a complete and accurate list in
           ---------   -------------
all material respects of each executory contract and agreement in the following categories to which Koll or any Sub is a party, or by which it is bound in any respect: (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, which agreements are in one or more of the following categories: (i) outside the ordinary course of business or (ii) involving payments by Koll in excess of $200,000 in any twelve-month period; (b) contracts or agreements for the joint performance of work or services, and all other joint venture agreements; (c) contracts with management, employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any share of capital stock of Koll or Subs; (f) contracts or agreements with agents, brokers, solicitors, consignees, sale representatives or distributors involving terms or commissions outside the ordinary course of business; (g) contracts or agreements with any director, officer, employee, consultant or stockholder; (h) material powers of attorney or similar authorizations granted by Koll or Subs to third parties; (i) material licenses, sublicenses, royalty agreements and other material contracts or agreements to which Koll or Subs is a party, or otherwise subject, relating to Proprietary Rights; (j) investment management and advisory contracts, (k) property management and facilities management contracts involving payments to Koll or any Sub of over $200,000 per year and (l) other material contracts.

     Except as set forth on Schedule 3.15, neither Koll nor any of the Subs has
                            -------------
entered into any contract or agreement containing covenants limiting the right of Koll or Subs to compete in any business or with any person. As used in this Agreement, the terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

     3.16  No Default.
           ----------

          (a) Each of the contracts, agreements or other instruments set forth in Schedule 3.15, each of the real property leases set forth in Schedule 3.9(a)
   -------------                                                ---------------
and each of the employment agreements or contracts of Koll or Subs is a legal, binding and enforceable obligation of Koll or Subs, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), except for such contracts, agreements and other instruments the failure of which, individually or in the aggregate, to be legal, binding and enforceable would not have a Material Adverse Effect. No party with whom Koll or Subs has an agreement or contract is in default thereunder or has breached any terms or provisions thereof which default or breach would reasonably be expected to have a Material Adverse Effect.

          (b) Koll and Subs have performed, or are now performing, the obligations of, and Koll and Subs are not in default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any contract, agreement or commitment binding upon their respective assets or properties, except for noncompliance or defaults as would not have a Material Adverse Effect. Except for those matters which, individually or in the aggregate, do not and will not have a Material Adverse Effect, (i) no third party has raised any claim, dispute or controversy with respect to any of the contracts of Koll and Subs, nor (ii) has Koll or Subs received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Koll or Subs with respect to their respective obligations under any of their respective contracts, nor (iii) are there any facts which exist indicating that any of their contracts may be totally or partially terminated or suspended by the other parties thereto.

     3.17  Proprietary Rights.
           ------------------

          (a) (i) Each of Koll and Subs owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copy rights, inventions, customer lists, proprietary information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of Koll and Subs, except for those Proprietary Rights with respect to which the failure of Koll or Subs to own or license would not have a Material Adverse Effect, and (ii) those Proprietary Rights owned or licensed are sufficient to conduct the business of Koll and Subs as it has been and is now being conducted.

          (b) The operations of Koll or Subs do not conflict with or infringe, and no one has asserted to Koll or Subs that such operations conflict with or infringe, any Proprietary Rights of any third party. There are no claims, disputes, actions, proceedings or suits pending against Koll or Subs with respect to any Proprietary Rights (other than those with respect to which service of process or similar notice may not yet have been made on Koll or
Subs), and, to the knowledge of Koll and Subs, none has been threatened against Koll or Subs. There are no facts or alleged facts which would reasonably serve as a basis for any claim that Koll or Subs does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the conduct of the business of Koll and Subs as it has been and is now being conducted.

     3.18  Insurance.  As of the date of this Agreement, Schedule 3.18 contains
           ---------                                     -------------
a complete list of all material policies of insurance to which Koll or Subs is a party or is a beneficiary or named insured and all material claims which have been made to the insurers during the past five years. Koll and

Subs have in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein, except where the failure so to do would not have a Material Adverse Effect. Koll believes that the insurable properties of Koll and Subs are insured in amounts and coverages and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There were no claims in excess of policy limits asserted under any of the material insurance policies of Koll and Subs in respect of all motor vehicle, general liability, fidelity bonds, professional liability, reinsurance and workers' compensation, and medical claims for the period after December 31, 1996 to the date of this Agreement. The insurers have no right to terminate or reduce such coverage before the end of applicable policy periods and Koll and Subs have complied in all material respects with their obligations under such policies. Koll will promptly notify CBC of any changes in its insurance coverage occurring between the date hereof and the Effective Time.

     3.19  Brokers or Finders.  Koll has not dealt with any broker or finder in
           ------------------
connection with the transactions contem plated by this Agreement. Koll has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contem plated hereby.

     3.20  Certain Advances.  Except as set forth on Schedule 3.20, there are no
           ----------------                          -------------
receivables of Koll or Subs owing from directors, officers, employees, consultants or stockholders of Koll or Subs, or owing by any Affiliate of any director or officer of Koll or Subs, other than advances in the ordinary course of business to officers and employees for reimbursable business expenses which are not in excess of $15,000 individually.

     3.21  Related Parties.  Except as set forth on Schedule 3.21, no officer or
           ---------------                          -------------
director of Koll or Subs, or any Affiliate (as defined in Section 10.11 hereof) of any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by Koll or Subs, or (b) a beneficial interest in any contract or agreement to which Koll or Subs is a party or by which Koll or Subs may be bound. For purposes of this
Section 3.21, there shall be disregarded any interest which arose solely from the ownership of less than a five percent (5%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

     3.22  Underlying Documents.  Copies of any underlying documents listed or
           --------------------
described as having been disclosed to CBC pursuant to this Agreement have been furnished or made available to CBC. All such documents furnished to CBC are true and correct copies, and there are no material amendments or modifi cations thereto, that have not been disclosed to CBC. The minute books of Koll and Subs contain complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of Koll and Subs.

     3.23  Employees and Union Activities.  Koll and Subs have complied with all
           ------------------------------
applicable state and federal laws and regula tions related to employees and employment practices, except where the failure to comply would not have a Material Adverse Effect on Koll and Subs. As of the date hereof, Koll's employee relations and those of each of the Subs are good and there is no pending or threatened labor dispute. As of the date hereof, no union representation question exists respecting any employees; no collective bargaining agreement is currently being negotiated by Koll or any of the Subs; no demand has been made for recognition by a labor organization by or with respect to any employees; no union organizing activities by or with respect to any employees are taking place; and none of the employees is represented by any labor union or organization. Koll with promptly notify CBC of any change in the foregoing between the date hereof and the Closing Date.

     3.24  Employee Benefit Plans.
           ----------------------

          (a) Except as set forth in Schedule 3.24(a) (collectively, the "Koll
                                     ----------------
Plans"), neither Koll nor any ERISA Affiliate as of the Effective Time, sponsors, maintains, is a party to, contributes to, or is obligated to contribute to, (i) any Employee Benefit Plan within the meaning of Title I of ERISA or (ii) any profit sharing, deferred compensation, bonus, stock purchase, stock option, pension, retirement, severance, welfare, fringe benefit, incentive, excess benefit (whether funded or unfunded) or cafeteria plan, agreement or arrangement.

          (b) Except as disclosed in Schedule 3.24(b), as of the Effective Time,
                                     ----------------
neither of Koll nor any ERISA Affiliate sponsors, is a party to, or is obligated to contribute to, any Multiemployer Plan or any Employee Pension Benefit Plan which is or was a defined benefit plan or which is subject to Code Section 412 or Title IV of ERISA. The value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each defined benefit plan (other than Multiemployer Plans) maintained by Koll or any of its ERISA Affiliates did not exceed, as of the most recent valuation date, and will not exceed as of the Effective Time, the then current fair market value of the assets of the plan.

          (c) Except with respect to Multiemployer Plans, Koll has provided to CBC or will provide or make available to CBC at least thirty days prior to the Closing (i) complete and accurate copies of the currently effective plan document of each Koll Plan; (ii) if no such written plan document exists, a description of such Koll Plan; (iii) any agreements or contracts pursuant to which custody, funding or administrative services are being provided to Koll Plans; (iv) with respect to each Koll Plan that is intended to qualify under section 401(a) of the Code, the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service; and (v) the current summary plan description, summary of material modifications, and the most recently filed Form 5500 pertaining to each of the Koll Plans.

          (d) Except with respect to Multiemployer Plans, with respect to each Koll Plan, (i) the applicable reporting, disclosure and record retention requirements set forth in Part 1 of Subtitle B of Title I of ERISA and any filing requirements under the Code, including Section 6039D thereof, have been met on a timely basis, and (ii) there has been no violation of Title I, Subtitle B, Part 4 of ERISA (pertaining to fiduciary responsibility) nor any violation of Code Section 4975(c), in each case except for such non-compliance which would not have a Material Adverse Effect.

          (e) Except with respect to Multiemployer Plans, each Koll Plan that is intended to qualify under section 401(a) of the Code meets in all material respects all requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting prior to the Closing retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Koll Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder.

          (f) Neither Koll nor any ERISA Affiliate has any liability to (i) any Koll Plan or any plan, agreement or arrangement that would have been required to be disclosed on Schedule 3.24(a) had Koll sponsored, contributed to, been a
                ----------------
party to, or been obligated to contribute to it as of the Effective Time or (ii) the PBGC, to any Multiemployer Plan, to any trustee or to any plan participant under Title IV of ERISA (other than liability for plan contributions which are not overdue and for premiums under Section 4007 of ERISA), in each case except for liabilities that would not have a Material Adverse Effect. If Koll and its ERISA Affiliates withdrew or partially withdrew from all Multiemployer Plans to which they have an obligation to contribute, based on the latest information available with respect to such Multiemployer Plans, no withdrawal liability would be imposed.

          (g) All material amounts of contributions, premiums or other payments due from Koll or any ERISA Affiliate to (or under) any Koll Plan have been fully paid or adequately accrued on the books and the Koll Financial Statements. All material amounts of such payments are fully deductible for federal income tax purposes. No changes affecting any Koll Plan will occur before Closing that will result in a material increase in the amount of contributions or liabilities of Koll and its ERISA Affiliates with respect to any Koll Plan.

          (h) Except with respect to Multiemployer Plans, each Koll Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder, (iii) the health care continuation provisions of COBRA,
(iv) the Americans with Disabilities Act, (v) the Family and Medical Leave Act and (vi) any other applicable law.

          (i) Except as set forth on Schedule 3.14, there is no pending or
                                     -------------
threatened litigation, or other actions or claims, relating to any Koll Plan or any plan, agreement or arrangement that would have been required to be disclosed on Schedule 3.24(a) had Koll sponsored, contributed to, been a party to, or been
   ----------------
obligated to contribute to it as of the Effective Time (other than (i) such litigation, actions or claims, relating to Multiemployer Plans where neither Koll nor any of its ERISA Affiliates are parties and (ii) routine claims for benefits and qualified domestic relations orders) against or involving (i) any Koll Plan, or (ii) any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any administrative agency (whether local, state or federal), participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim. There are no investigations, proceedings, or lawsuits, either currently in progress or, to Koll's knowledge, to be instituted in the future, relating to any Koll Plan, by any administrative agency (whether local, state, or federal).

          (j) Except as disclosed on Schedule 3.24(j), no payment made to any
                                     ----------------
employee, officer, director or independent contractor of Koll (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by Koll because of the application of sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will Koll be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of sections 280G and 4999 of the Code.

          (k) Neither Koll nor any ERISA Affiliate has any unfunded liability relating to retiree life and medical benefits for its respective current or former employees and their dependents, other than any liability under COBRA or state law conversion rights.

          (l) There will be no liability of Koll under any insurance policy or similar arrangement procured in connection with any Koll Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other similar liability arising wholly or partially out of events occurring before the Effective Time, in each case, except for such liabilities which would not have a Material Adverse Effect. No Koll Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding, except for such interests, other investment contracts or insurance contracts which are not material to such Koll Plan.

          (m) None of the persons performing services for Koll have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime, except for such improper classifications which would not have a Material Adverse Effect. No persons classified by Koll as independent contractors or leased employees are wrongfully excluded from participation in any Koll Plans or any plan, agreement or arrangement that would have been required to be disclosed on Schedule 3.24(a) had Koll sponsored,
                                      ----------------
contributed to, been a party to, or been obligated to contribute to it as of the Effective Time.

     3.25  Misstatements.  Neither Koll nor any Koll Shareholder has knowingly
           -------------
furnished or shall knowingly furnish any information to CBC in writing pursuant to this Agreement (including without limitation all information and financial data pertaining to Koll and Subs contained in the Form S-4 and Proxy Statement) or in the Schedules referred to in this Agreement, at any time prior to the Effective Time, which contained or will contain any untrue statement of a material fact or omitted or will omit any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading. For purposes of this
Section 3.25, the knowledge of Koll shall mean the actual knowledge of RW, WSR, Richard G. Wollack ("RGW"), Gary Nielson and Richard S. Abraham ("RSA"), without any duty to inquire.

     3.26  Full Disclosure.  Neither Koll nor any Koll Shareholder has furnished
           ---------------
and neither shall furnish any information for inclusion in the Form S-4, and the Prospectus included therein which, at the date such information is supplied contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.27  Customers.  Schedule 3.27 contains a complete list of all customers
           ---------   -------------
or clients of Koll or any Sub who, as of the date of this Agreement, have indicated that they are either materially dissatisfied with the services provided by Koll or any Sub or they are materially dissatisfied with the proposed Merger excluding in each case customers or clients who on an annualized basis, account for revenues to Koll of $250,000 or less, provided, however, that
                                                         --------  -------
neither Koll nor any Sub shall have any duty to inquire with respect to such matters.


                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                               KOLL SHAREHOLDERS
                               -----------------

     Each of the Koll Shareholders represents and warrants to CBC and Acquisition Corporation as of the date hereof and as of the Effective Time as follows:

     4.1  Title to Shares.
          ---------------

          (a)  As of the date hereof, except as set forth on Schedule 3.2(c),
                                                             ---------------
and as of the Effective Time without exception, each Koll Shareholder has and will have good and valid title to all shares of Koll Common shown beside such Koll Shareholder's name on Schedule 3.2(c), and no other shares free and clear
                           ---------------
of all Liens, in each case other than those certain options in favor of RW and WSR to purchase 672,000 shares and 100,800 shares, respectively, of Koll Common held by KHC. As of the date hereof, except as set forth on Schedule 3.2(c), and
                                                            ---------------
as of the Effective Time without exception, except for Liens in favor of Koll, each Koll Shareholder is not a party to or holder of any Option obligating Koll to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Koll or obligating Koll to grant, extend or enter into any such Option. As of the date hereof, except as set forth on Schedule 3.2(c), and as of the
                                              ---------------
Effective Time without exception, each Koll Shareholder has sole voting power with respect to such shares and is not a party to any stockholder agreement, voting agreement, voting trust, proxy or other agreement with respect to voting, restrictions on transfer, or otherwise pertaining to such Koll Shareholder's Shares.

          (b) Each of the Koll Shareholders and DMK has all requisite individual, corporate or partnership, as applicable, power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, corporate, partnership or otherwise, on the part of each of the Koll Shareholders subject to approval by the stockholders of Koll. This Agreement has been duly executed and delivered by each of the Koll Shareholders and DMK and constitutes a valid and binding obligation of each of the Koll Shareholders and DMK enforceable in accordance with its terms, subject to the approval of the stockholders of Koll.

     4.2  Undisclosed Liabilities.  At the Koll Balance Sheet Date and as of the
          -----------------------
Closing Date, Koll had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not recorded on the Koll Balance Sheet or disclosed in the accompanying notes thereto (of a type and amount required to be disclosed by GAAP on the face of the Koll Balance Sheet or in such notes) except for liabilities incurred in the ordinary course of business since the date of said Balance Sheet which are usual and normal in amount and liabilities incurred in connection with acquisitions permitted under
Section 6.6.

     4.3  Misstatements.  No Koll Shareholder has knowingly furnished or shall
          -------------
knowingly furnish any information to CBC in writing pursuant to this Agreement (including without limitation all information and financial data pertaining to Koll and Subs contained in the Form S-4 and Proxy Statement) or in the Schedules referred to in this Agreement, at any time prior to the Effective Time, which contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading. For purposes of this Section 4.3, "knowledge" means actual knowledge of a Koll Shareholder, without any duty of inquiry.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                        CBC AND ACQUISITION CORPORATION
                        -------------------------------

     Except as disclosed in the CBC SEC Documents filed prior to the execution of this Agreement or as contemplated by this Agreement, CBC and Acquisition Corporation represent and warrant to Koll and the Koll Shareholders as of the date hereof and as of the Effective Time as follows:

     5.1  Organization.  Each of CBC, Acquisition Corporation, CB Commercial
          ------------
Real Estate Group, Inc. ("Group"), L.J. Melody & Company ("LJM") and Westmark Realty Advisors, L.L.C. ("WM") (collectively, the "CBC Companies") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Group, LJM and WM are the only material Subsidiaries of CBC. Each of the CBC Companies is duly qualified to do business and is in good standing in its state of incorporation and in each of the other jurisdictions in which it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the CBC Companies has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges necessary to the conduct of its respective business as conducted and as proposed to be conducted, except for such licenses, permits, authorizations, franchises, rights and privileges where the failure to obtain or possess same would not have a Material Adverse Effect.

     5.2  Acquisition Corporation Capital Structure.  The authorized capital
          -----------------------------------------
stock of Acquisition Corporation consists of 1,000 shares of Common Stock, $.01 par value ("Acquisition Corporation Common"). Upon the execution of this Agreement, 1,000 shares of Acquisition Corporation Common were validly issued and outstanding and were held by CBC of record and beneficially.

     5.3  Authority.
          ---------

          (a) CBC and Acquisition Corporation have all requisite corporate power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CBC and Acquisition Corporation, subject to approval by the stockholders of CBC. This Agreement has been duly executed and delivered by CBC and Acquisition Corporation and constitutes a valid and binding obligation of CBC and

Acquisition Corporation, enforceable in accordance with its terms, subject to approval of the Stockholders of CBC.

          (b) Provided the conditions set forth in Article 11 are satisfied, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of CBC or Acquisition Corporation or (ii) any material agreement or instrument, permit, judgment, order, statute, law, ordinance, rule or regulation applicable to any CBC Company or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a Material Adverse Effect. Schedule 5.3 contains a
                                                     ------------
full and complete list of all necessary Consents of third parties (other than Governmental Entities) applicable to the operations of the CBC Companies that are required to be obtained by the CBC Companies in connection with the execution and delivery of this Agreement or the Certificate of Merger by CBC and Acquisition Corporations and the performance of their respective obligations hereunder or thereunder, except for such Consents for which the failure to obtain the same would not have a Material Adverse Effect. Prior to the Closing Date, a CBC Company will obtain all such Consents.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any CBC Company in connection with the execution and delivery of this Agreement by CBC and Acquisition Corporation or the consummation by CBC and Acquisition Corporation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Form S-4 with the SEC, (iii) the filing of the Certificate of Merger, and related certificates with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which CBC or Acquisition Corporation is qualified to do business, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the law of any foreign country, (v) the filing of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) the listing of the CBC Common on the Nasdaq National Market; and (vii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect.

     5.4  Capital Structure.
          -----------------

          (a) The authorized capital stock of CBC consists of 100,000,000 shares of Common Stock, $.01 par value, and 8,000,000 shares of Preferred Stock, $.01 par value. At the close of business on May 5, 1997 (i) 13,345,649 shares of CBC Common were issued and outstanding; (ii) 1,653,677 shares of CBC Common were reserved for issuance upon exercise of options to purchase CBC Common ("CBC Options") under the CBC 1990 Stock Option Plan, the CBC 1991 Service Providers Stock Option Plan and the L.J. Melody Stock Option Acquisition Plan, under which options to purchase 1,094,857 shares were outstanding in the aggregate; (iii) 517,069 shares of Common Stock were reserved for issuance under CBC's Deferred Compensation Plan and CBC's Omnibus Stock and Incentive Plan, of which 611 shares have been issued to employees; (iv) 1,000,000 shares of CBC's Series A-1 Preferred Stock were outstanding; (v) 2,000,000 shares of CBC's Series A-2 Preferred Stock were outstanding; (vi) 1,000,000 shares of CBC's Series A-3 Preferred Stock were outstanding and; (vii) 3,120,000 shares of Common Stock are reserved for issuance upon conversion of the Preferred Stock.

     All of the outstanding shares of CBC Common and CBC Preferred are, and any shares of CBC Common issuable upon exercise of any CBC Option or any Warrant or conversion of any CBC Preferred, when issued pursuant to such exercise or conversion, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, CBC's Certificate of Incorporation or Bylaws or any agreement to which CBC is a party or is bound.

          (b) Except as disclosed in Schedule 5.4(b), all of the outstanding
                                     ---------------
shares of capital stock of each of LJM, WM and Group (the "Material Subsidiaries") are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by CBC or Group, free and clear of any Liens. Except as disclosed in Schedule 5.4(b), there are not (i)
                                   ---------------
outstanding Options obligating CBC or any Material Subsidiary to issue or sell any shares of capital stock of any Material Subsidiary or to grant, extend or enter into any such Option or (ii) voting trusts, registration rights, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than CBC a Subsidiary wholly owned, directly or indirectly, by CBC with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Material Subsidiary.

          (c) Except as disclosed in Schedule 5.4(c), there are no outstanding
                                     ---------------
contractual obligations of CBC or any Material Subsidiary to repurchase, redeem or otherwise acquire any shares of CBC Common or any capital stock of any Material Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Material Subsidiary.

     5.5  Financial Statements.  CBC has furnished or will furnish prior to the
          --------------------
Closing to Koll (i) its audited consolidated statement of operations, statement of stockholders' equity and statement of cash flows for the two fiscal years ended December 31, 1996, (ii) CBC's audited consolidated balance sheet at December 31, 1995 and 1996 and (iii) CBC's unaudited statement of operations, statement of stockholders' equity and statement of cash flows for the three months ended, and unaudited balance sheet as of, March 31, 1997. CBC will promptly furnish to Koll those financial statements which it furnishes to its Board of Directors between the date hereof and the Closing Date. The balance sheet at December 31, 1996 is hereinafter referred to as the "CBC Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "CBC Financial Statements." The CBC Financial Statements have been and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as noted in the notes to the CBC Financial Statements, and are or will be in accordance with the books and records of CBC, and fairly present the financial position of CBC and the results of its operations as of the dates and for the periods indicated thereon, subject in the case of the unaudited portion of the CBC Financial Statements to normal year end audit adjustments and the absence of certain footnote disclosures. At the date of the CBC Balance Sheet (the "CBC Balance Sheet Date") and as of the Closing Date, CBC had no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the CBC Balance Sheet or the accompanying notes thereto (of a type and amount required to be disclosed by GAAP) except for liabilities incurred in the ordinary course of business since the date of said balance sheet which are usual and normal in amount and liabilities incurred in connection with acquisitions permitted under
Section 8.4.  Except as set forth on Schedule 5.5, each Subsidiary of CBC is
                                     ------------
treated as a consolidated subsidiary of CBC in the CBC Financial Statements for all periods covered thereby.

     5.6  SEC Documents.  CBC will furnish, or make available to Koll, a true
          -------------
and complete copy of CBC's Form 10-K for the year ended December 31, 1996 and Form 10-Q for the nine (9) months ended September 30, 1996 and any other statement, report, registration statement or definitive proxy statement filed by CBC with the SEC from the date hereof to the Effective Date of the Merger (the "CBC SEC Documents"). As of their respective filing dates, the CBC SEC Documents will comply in all material respects with the requirements of the Exchange Act or the Securities Act, and none of the CBC SEC Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed CBC SEC Document.

     5.7  Information Supplied.  CBC has not furnished and shall not furnish any
          --------------------
information for inclusion in the Form S-4, and the Prospectus included therein which, at the date such informa tion is supplied contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.8  Absence of Certain Changes or Events.  Except as set forth on Schedule
          ------------------------------------                          --------
5.8, since the Balance Sheet Date CBC and its Subsidiaries have not incurred any
---
material liability, except in the ordinary course of their business nor has there been any change, in the business, assets, financial condition or results of operations of CBC or any of its Subsidiaries which has had, or would have a Material Adverse Effect on CBC.

     5.9  Shares of Common Stock.  The shares of CBC Common will, when issued
          ----------------------
and delivered to the stockholders of Koll in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, CBC's Certificate of Incorporation or Bylaws or any agreement to which CBC is a party or is bound.

     5.10  Brokers or Finders.  CBC has not dealt with any broker or finder in
           ------------------
connection with the transactions contemplated by this Agreement. CBC has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     5.11  Compliance with Law.  All Permits of CBC and its Subsidiaries which
           -------------------
are necessary to the conduct of CBC and its Subsidiaries' businesses are in full force and effect, except for such Permits where the failure to obtain same or the failure of same to be in full force and effect would not have a Material Adverse Effect, and neither CBC nor its Subsidiaries is in violation of any Permit in any respect that would have a Material Adverse Effect. Except for possible violations which would not have a Material Adverse Effect on CBC and its Subsidiaries, the business of CBC and its Subsidiaries has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

     5.12  Litigation.  Except for normal authorizations, Permits and orders
           ----------
issued in the ordinary course of business, there is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against CBC or its Subsidiaries, or involving any of their respective assets or properties, before any court, agency, governmental department or agency, commission, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on CBC or its Subsidiaries), and, to the knowledge of CBC and its Subsidiaries, none have been threatened, which would have a Material Adverse Effect on CBC and its Subsidiaries. There are no facts which, if known to stockholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a Material Adverse Effect on CBC and its Subsidiaries. Neither CBC nor its Subsidiaries is subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

     5.13 Properties.  The CBC Balance Sheet reflects all of the real and
          ----------
personal Property used by CBC and its consolidated Subsidiaries in their respective businesses or otherwise held by CBC and its Subsidiaries, except for
(a) property acquired or disposed of in the ordinary course of business of CBC and its Subsidiaries since the date of the CBC Balance Sheet and (b) personal property or leasehold interests not required under GAAP to be reflected thereon. The CBC Companies have good and marketable title to all assets and properties reflected on the CBC Balance Sheet and thereafter acquired, free and clear of any Lien, except for (i) the lien of current taxes not yet delinquent (ii) Liens which, individually or in the aggregate, would not have a Material Adverse Effect and (iii) existing Liens under credit facilities existing as of the date hereof. All of the fixed assets and properties listed on the CBC Balance Sheet or thereafter acquired are in satisfactory condition and repair for the requirements of the business as presently conducted by the CBC Companies.

     5.14  Taxes.  CBC and its Subsidiaries have duly filed with the appropriate
           -----
United States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), which returns are accurate and complete, and have paid or accrued in full all Taxes. The CBC Balance Sheet fully accrues (and the balance sheets subsequent to the date of the CBC Balance Sheet and provided to Koll prior to the Closing Date will fully accrue) all current and deferred Taxes to the extent required by GAAP. Neither CBC nor any of its Subsidiaries is a party to any pending actions or proceedings, nor, to the knowledge of CBC, are any such actions or proceedings threatened by any governmental authority for the assessment or collection of Taxes except for such actions or proceedings which if resolved adversely, individually or in the aggregate, would have a Material Adverse Effect. Since March 31, 1996, no liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes which are material individually or in the aggregate, except for liens for property taxes not yet delinquent. Neither CBC nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or Tax indemnity agreement and in the past five (5) years has not been included on any consolidated combined or unitary return with any entity other than CBC or Subsidiaries. As of December 31, 1996, CBC and its Subsidiaries had a net operating loss carryforward for federal tax purposes approximately equal to $184.3 million and the consummation of the transactions contemplated hereby will not limit the utilization of such net operating loss carryforward under Section 382 of the Code.

     5.15  No Default.  CBC and its Subsidiaries have performed, or are now
           ----------
performing, the obligations of, and CBC and its Subsidiaries are not in default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any contract, agreement or commitment binding upon their respective assets or properties, except for noncompliance or defaults as would not have a Material Adverse Effect. Except for those matters which, individually or in the aggregate, do not and will not have a Material Adverse Effect, (i) no third party has raised any claim, dispute or controversy with respect to any of the contracts of CBC and its Subsidiaries, nor (ii) has CBC or its Subsidiaries received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by CBC or its Subsidiaries with respect to their respective obligations under any of their respective contracts, nor (iii) to the knowledge of CBC and its Subsidiaries, are there any facts which exist indicating that any of their contracts may be totally or partially terminated or suspended by the other parties thereto.


                                   ARTICLE 6

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

     During the period from the date of this Agreement and continuing until the Effective Time, Koll shall and shall cause Subs to (except as expressly contemplated by this Agreement or to the extent that CBC shall otherwise give its prior consent in writing) comply with the following:

     6.1  Ordinary Course.  Each of Koll and each of its Subs shall carry on
          ---------------
their business in the regular and ordinary course, including the payment of all state and federal taxes, in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, key employees, agents and representatives and preserve its goodwill and relationships with existing and potential customers, employees, independent contractors, clients, suppliers, and others with whom business relationships exist to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Neither Koll nor any Sub shall enter into any agreement which would prevent Koll from consummating the transactions contemplated hereby. In determining whether Koll has maintained relationships with existing customers or clients or whether a loss of customers or clients has had a Material Adverse Effect under this Agreement, a customer or client shall not be considered lost if (i) such customer or client, upon termination of its relationship with Koll or a Koll Affiliate, (A) contracts with CBC or a CBC Affiliate to substantially provide the same services previously provided by Koll or a Koll Affiliate or (B) does not contract with any third party to provide such services (and an Affiliate of such customer or client shall not be deemed to be a third party) or (ii) such customer or client terminates its relationship with Koll or a Koll Affiliate due to the fact that it has sold the property with respect to which Koll or a Koll Affiliate was rendering services to an unaffiliated third party or has converted the property into or contributed the property to a real estate investment trust. In addition, when determining whether Koll has maintained such relationships, or whether a loss of customers or clients has had a Material Adverse Effect under this Agreement, the addition of new customers or clients who have entered into a binding agreement with Koll or a Koll Affiliate shall be taken into account to offset any loss of customers or clients.

     6.2  Dividends; Changes in Equity.  Except as disclosed on Schedule 6.2,
          ----------------------------                          ------------
Koll and its Subs and Investment Entities that are not wholly owned shall not and shall not propose to (a) declare or pay any dividends on or make other distributions in respect of any of their capital stock or partnership or other equity interests, except for partnership and limited liability company distributions in the ordinary course of business consistent with past practice,
(b) split, combine or reclassify any of its capital stock or partnership or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or partnership or other equity interests, or (c) repurchase or otherwise acquire any shares of its capital stock or partnership or other equity interests or rights to acquire any shares of their capital stock or partnership or other equity interests except for repurchases of Koll Common under the Koll Plans which in the aggregate are not material.

     6.3  Issuance of Securities.  Except as set forth on Schedule 6.3, Koll,
          ----------------------                          ------------
Subs, Investment Entities and 50% JVs shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or partnership or other equity interests of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or interests or other convertible securities, other than the issuance of Koll Common upon the exercise of the Koll Options in accordance with their present terms. Neither Koll nor its Board of Directors shall take any action to change the exercise price or any other term of presently outstanding Koll Options. Notwithstanding the foregoing, Koll may accelerate the vesting schedules of Koll Options and restricted stock outstanding on the date hereof and may terminate repurchase rights and rights of first refusal given in connection therewith.

     6.4  Governing Documents.  Neither Koll nor Subs shall amend or agree to
          -------------------
amend their charter documents or Bylaws.

     6.5  No Solicitations.  Except as set forth on Schedule 6.5, Koll and Subs
          ----------------                          ------------
shall not, directly or indirectly, through any officer, director, employee or agent (including any investment banker, financial advisor, attorney, accountant or other representative or agent) or otherwise, (i) solicit, initiate or encourage inquiries or the submission of proposals or offers from any Third Party relating to any acquisition or purchase of all or substantially all of the business, properties or assets of, or any equity interest in, Koll or any of the Subs or any merger, consolidation, business combination or similar transaction, other than pursuant to this Agreement involving Koll or any of the Subs (an "Acquisition Transaction"), other than the sale by Koll Dove Global Disposition Services, L.L.C., of certain assets to which it takes title in the ordinary course of its auction business consistent with past practice or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or agree to endorse or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Koll shall
(i) promptly advise CBC orally and in writing of any such offer and of any inquiries or proposals of or contacts with third parties for any Acquisition Transaction involving Koll or any of the Subs and (ii) immediately inform CBC of the details of such offer, proposal, inquiry or contact and provide CBC copies of any written material related thereto, and (iii) not accept (nor shall Koll's Board of Directors or any committee thereof recommend) any such proposal or offer.

     6.6  No Acquisitions or Investments.
          ------------------------------

          (a) Except as set forth on Schedule 6.6, Koll and Subs shall not
                                     ------------
acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

          (b) Except as set forth on Schedule 6.6, Koll and Subs shall not
                                     ------------
purchase or otherwise acquire (through a joint venture or otherwise) or agree to purchase or otherwise acquire more than a five percent (5%) interest in the assets, equity or business of any other corporation, partnership, trust, limited liability company or other entity.

     6.7  No Dispositions.  Except as set forth on Schedule 6.7, Koll and Subs
          ---------------                          ------------
shall not and shall not agree to sell, lease or otherwise dispose of any of its assets that are material, individually or in the aggregate, to Koll and Subs, taken as a whole, except in the ordinary course of business consistent with prior practice (which includes the sale by Koll Dove Global Disposition Services, L.L.C., of certain assets to which it takes title in the ordinary course of its auction business consistent with past practice).

     6.8  Indebtedness.  Koll and Subs shall not and shall not agree to incur
          ------------
any indebtedness for borrowed money (other than in connection with acquisitions permitted under Section 6.6 or under credit facilities existing as of the date hereof relating to working capital loans made in the ordinary course of business consistent with past practice and working capital advances made by Koll or a Sub to a Sub, Investment Entity or 50% JV in the ordinary course of business, consistent with past practice) or guarantee any such indebtedness or issue or sell any debt securities of Koll or Subs or guarantee any debt securities of others.

     6.9  Other Actions.  Koll and Subs shall not permit any of their officers,
          -------------
directors, employees or agents to take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article 11 not being satisfied.

     6.10  Advice of Changes.  Koll and Subs shall confer on a regular basis
           -----------------
with CBC, report on operational matters and promptly advise CBC orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect or which would cause or constitute a material breach of any of the representations, warranties or covenants of Koll or Subs contained herein. Except where prohibited by applicable statues and regulations, Koll and Subs shall promptly provide CBC (or its counsel) with copies of all filings made by Koll and Subs with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

     6.11  Accounting Methods.  Koll and Subs shall not change their methods of
           ------------------
accounting in effect at December 31, 1996, except as required by changes in GAAP as concurred in by Koll's independent auditors and except to change their fiscal year to conform with that of CBC.

     6.12  Tax-Free Reorganization Treatment.  Koll and Subs shall not take or
           ---------------------------------
cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     6.13  Compensation; Benefit Plans.
           ---------------------------

          (a) Except as previously disclosed in writing to CBC prior to the execution of this Agreement, Koll and Subs will not (i) adopt or amend in any material respect any collective bargaining agreement with employees, (ii) enter into, adopt, amend or terminate any benefit plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to materially increase benefits thereunder, (iii) increase the compensation or fringe benefits of any officer or employee who earned $100,000 or more in total compensation during the twelve-month period ended March 31, 1997 ("Key Employee") or any director or provide any other benefit not required by any plan or arrangement in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) other than to accelerate the vesting schedule of Koll options outstanding on the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except (with respect to employees who are not Key Employees or directors only) for normal increases and benefit changes in the ordinary course of business consistent with past practice or bonuses paid under policies consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party, (iv) create or amend any stock plan or grant any equity based award pursuant to any stock plan or otherwise or (v) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any Key Employee or director of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, except for contracts, agreements, arrangements or commitments which create an at-will employment relationship with an employee (other than a director) or which provide for a severance payment to such an employee equal to or less than eight months base salary for such employee, based on such employee's current average monthly base salary.

          (b) Schedule 6.13 contains a complete and correct list of all bonuses
              -------------
or other compensation (not accrued on Koll's March 31, 1997 balance sheet or included in the "Bonus Basket"

(as defined below)) other than base salary (and standard benefits), brokerage commissions and regular periodic payments (other than bonuses) to agents and independent contractors in the ordinary course of business consistent with past practice that may be paid to any officer, employee, agent, director or independent contractor of Koll between the date hereof and the Effective Time and the name of the individual designated to receive such bonus or other compensation. Koll covenants and agrees that between the date hereof and the Effective Time, it will not pay any bonus or other compensation (other than base salary (and standard benefits), brokerage commissions and regular periodic payments (other than bonuses) to agents and independent contractors in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, agents or independent contractors other than bonuses and other compensation set forth on Schedule 6.13, accrued on Koll's
                                            -------------
March 31, 1997 balance sheet or included in the Bonus Basket. In no event will the aggregate amount of all such bonuses paid or payable between the date hereof and the Effective Time exceed the sum of (i) the amount accrued on Koll's March 31, 1997 balance sheet plus (ii) the aggregate amount shown on Schedule 6.13
                                                               -------------
plus (iii) the amount of the Bonus Basket. For purposes of this Section 6.13(b) the "Bonus Basket" shall be an amount not to exceed $500,000 and shall be accrued on Koll's June 30, 1997 balance sheet together with any bonus amounts accrued on Koll's March 31, 1997 balance sheet which are not paid between March 31, 1997 and June 30, 1997.

          6.14  Liability Limitations.  (i) The aggregate amount of indebtedness
                ---------------------
owed by Koll, Subs, the Investment Entities and 50% JVs directly or indirectly (including letters of credit), to Banks, savings and loans, thrifts and similar institutions ("Bank Indebtedness") shall not exceed $47,375,000 as of the Effective Time (exclusive of (A) indebtedness of Investment Entities or Subs which serve as investment vehicles for clients of Koll or of Subs which indebtedness is secured solely by the assets of such Investment Entity or Subs and (B) indebtedness under those certain two revolving lines of credit by and between Comerica Bank and Koll Dove Global Disposition Services LLC, not to exceed $600,000 under that line of credit to be used for financing pre-auction expenses and not to exceed $400,000 under that line of credit to be used for issuing standby letters of credit) and the amounts owed for subcategories within the $47,375,000 shall not exceed $2,375,000 with respect to a letter of credit securing the payment of the balance of the purchase price with respect to the acquisition of CBS, $3,750,000 with respect to financing the "Convenience Store Project" (but with no obligation to undertake such project) and $41,250,000 for all other subcategories, (ii) the aggregate amount loaned by Koll, Subs, each Investment Entity and each 50% JV to employees, Affiliates and related persons shall not exceed the amount so loaned on March 31, 1997 (excluding loans to entities with respect to which Koll, a Sub, an Investment Entity or a 50% JV has an investment management relationship for the purpose of purchasing real property and working capital advances between wholly-owned Subs), and (iii) the aggregate amount owed by Koll, Subs, Investment Entities and 50% JVs (other than any amount which is reflected in Bank Indebtedness, which for purposes of this clause (iii) shall include all amounts payable pursuant to the CC&F redemption agreement referred to in Section 11.2(j)) with respect to the purchase of businesses (whether structured as an asset purchase or a stock purchase) shall not exceed the amount owed as of the date hereof (exclusive of earnouts and profit participations). Notwithstanding anything to the contrary contained herein, a breach of clause (i) this Section shall not give rise to any cause of action for damages, but only a purchase price adjustment as set forth in Section 2.3(d), provided, however, that in the event that a breach of clause (i) of this
        --------  -------
Section results in a Material Adverse Effect on Koll, CBC shall have the right to terminate this Agreement.

     6.15 Certain Payments.  Koll and its Subs will make all salary, benefit,
          ----------------
bonus and minority interest payments on a timely basis consistent with past practice and any delay in making any such payment which is not consistent with past practice and which causes the amount shown on the consolidated balance sheet of Koll and its Subs as of the last day of the month preceding the Closing to increase by over $250,000 from what it would have been if past practice had been observed shall be treated as an increase in Bank Indebtedness for purposes of Sections 2.3(c) and (d).


                                   ARTICLE 7

                   ADDITIONAL AGREEMENTS OF KOLL SHAREHOLDERS
                   ------------------------------------------

     During the period from the date of this Agreement and continuing until the Effective Time, the Koll Shareholders agree to comply with the following:

     7.1  No Solicitations.  The Koll Shareholders shall not, directly or
          ----------------
indirectly, through any officer, director, employee or agent (including any investment banker, financial advisor, attorney, accountant or other representative or agent) or otherwise, (i) solicit, initiate or encourage inquiries or the submission of proposals or offers from any Third Party relating to any Acquisition Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or agree to endorse or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Koll Shareholders shall (i) promptly advise CBC orally and in writing of any such offer and of any inquiries or proposals of or contacts with third parties for any Acquisition

Transaction involving Koll or any of the Subs and (ii) immediately inform CBC of the details of such offer, proposal, inquiry or contact and provide CBC copies of any written material related thereto, and (iii) not recommend or vote for acceptance of any such proposal or offer.

     7.2  No Transfer.  No Koll Shareholder shall directly or indirectly,
          -----------
transfer, sell, assign, pledge, hypothecate, encumber or grant any option with respect to or other interest in, any shares of Koll Common to any person or entity or enter into any agreement or agree so to do.

     7.3  Agreement to Vote Shares.  In consideration for the execution of this
          ------------------------
Agreement and the Certificate of Merger by CBC and Acquisition Corporation, each Koll Shareholder agrees to enter into a Voting Agreement and Irrevocable Proxy in favor of CBC in substantially the form of Exhibit C hereto (which Voting Agreement and Irrevocable Proxy will grant CBC the right, among other things, to vote all of each such Koll Shareholders' shares of Koll Common in favor of the Merger) and to vote all shares of Koll Common held by such person entitled to vote at the Koll Stockholder's Meeting (and at any adjournment thereof) in favor of the Merger.



                                   ARTICLE 8

                               AGREEMENTS OF CBC
                               -----------------

     During the period from the date of this Agreement and continuing until the Effective Time, CBC shall and shall cause its Subsidiaries to comply with the following:

     8.1  Ordinary Course.  Each of CBC and each of its Subsidiaries shall carry
          ---------------
on their business in the usual, regular and ordinary course, including the payment of all state and federal taxes, in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, key employees, agents and representatives and preserve its goodwill and relationships with existing and potential customers, employees, independent contractors, clients, suppliers, and others with whom business relationships exist to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Neither CBC nor any of its Subsidiaries shall enter into any agreement which would prevent CBC from consummating the transactions contemplated hereby.

     8.2  Dividends; Changes in Stock.  Each of CBC and its Subsidiaries that
          ---------------------------
are not wholly-owned shall not and shall not purpose to (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock, or
(c) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of their capital stock. Notwithstanding the foregoing, nothing contained in this Agreement shall restrict (i) CBC from paying dividends on its Preferred Stock or (ii) CBC or any of its Subsidiaries from purchasing stock or other equity interest in a direct or indirect wholly-owned Subsidiary.

     8.3  Governing Documents.  CBC shall not amend or agree to amend its
          -------------------
charter documents or Bylaws other than to change the authorized number of its directors.

     8.4  No Acquisitions.  CBC and Subsidiaries shall not acquire or agree to
          ---------------
acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which individually or in the aggregate involve total consideration in excess of $12,500,000.

     8.5  No Dispositions.  CBC and its Subsidiaries shall not sell, issue,
          ---------------
lease or otherwise dispose of any portion of its capital stock or assets that is material, individually or in the aggregate, to CBC and its Subsidiaries taken as a whole, or enter into any agreement or agree so to do, except in the ordinary course of business consistent with prior practice and upon the exercise of CBC options or other securities convertible into CBC Common or enter into any merger, exchange, consolidation or other agreement not permitted by Section 8.4, or enter into any agreement which would prevent CBC from completing the transactions contemplated herein.

     8.6  Other Actions.  CBC and its Subsidiaries shall not permit any of their
          -------------
officers, directors, employees or agents to take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article 11 not being satisfied.

     8.7  Accounting Methods.  CBC and its Subsidiaries shall not change their
          ------------------
methods of accounting in effect at December 31, 1996, except as required by changes in GAAP as concurred in by CBC's independent auditors.

     8.8  Indemnification of Directors and Officers.
          -----------------------------------------

          (a) CBC and Group shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Koll or any Sub prior to the Effective Time (an "Indemnified Agent"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. CBC shall not be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) (i) initiated by such person unless the Proceeding (or part thereof initiated by such person) was authorized by the Board of Directors or (ii) in which it is determined that such Indemnified Agent had actual knowledge at or prior to the Closing of any fact, event or circumstance which would have constituted a breach of this Agreement.

          (b) The right to indemnification conferred by this Article 8 shall be presumed to have been relied upon by the Indemnitee and shall be enforceable as a contract right. CBC may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by applicable law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article 8 or in any such contract.

          (c) Except for any Proceeding described in the last sentence of
Section 8.8(a), upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this Section 8.8 and CBC shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any reasonable expenses incurred by the Indemnitee in connection with any Proceeding (other than a Proceeding described in the last sentence of Section 8.8(a)) consistent with the provisions of applicable law.

          (d) If any Proceeding shall be brought or asserted under this Section 8.8, the Indemnified Agent shall give prompt written notice of such action or claim to the Indemnifying Party who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Agent and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Agent shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Agent. In the event that the Indemnifying Party, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Agent shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Party and the Indemnifying Party shall use reasonable efforts to assist in the defense of such matter, subject to the right of the Indemnifying Party to assume, at its expense, the defense of such Proceeding with counsel satisfactory to the Indemnified Agent at any time prior to the settlement, compromise or final determination thereof, and provided that CBC shall not be liable for any settlement of any claim effected without its written consent, which shall not be unreasonably withheld. Anything in this
Section 8.8 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Agent's prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Party. The Indemnifying Party may, without the Indemnified Agent's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Agent from all liability with respect to such Proceeding. The Indemnified Agents as a group may retain only one law firm to represent them with respect to each such matter, at CBC's and Group's expense, unless there is, under applicable standards of conduct, a conflict on any significant issue between any two or more Indemnified Agents or between an Indemnified Agent and an Indemnifying Party which is a co-defendant in the proceeding and is represented by the same counsel. Notwithstanding the foregoing, nothing in this
Section 8.8(b) shall be construed to require any Indemnifying Party to indemnify any Indemnified Agent for any Unindemnified Liability.

          (e) This Section 8.8 is intended for the benefit of the Indemnified Agents (each of whom shall be entitled to enforce this Section 8.8 against CBC) and shall be binding upon all successors and assigns to CBC. This Section 8.8 shall survive the Effective Time and continue in full force and effect for a period of six years after the Effective Time; provided, that, in the event any claim is asserted or made within such six year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim.

          (f) If this Section 8.8 is found to be unenforceable under applicable law or materially limited by a contract to which CBC or Group is a party, CBC and Group shall indemnify the Indemnified Agents in accordance with the terms of their current indemnity agreements with Koll and the current Bylaws and Certificate of Incorporation of Koll.

     8.9  Tax Treatment.  CBC and its Subsidiaries shall not take or cause to be
          -------------
taken any action, whether before or after the Effective Time, that would disqualify the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. CBC and Acquisition Corporation agree to make such reasonable representations as may be requested by Koll or the Koll Shareholders in connection with the opinion to be delivered by counsel for Koll pursuant to
Section 11.3(g).

     8.10  Listing on NASDAQ.  CBC shall take all appropriate actions for
           -----------------
listing the shares of CBC Common to be received in the Merger on NASDAQ.

     8.11  Advice of Changes.  CBC shall confer on a regular basis with Koll,
           -----------------
report on operational matters and promptly advise Koll orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect or which would cause or constitute a material breach of any of the representations, warranties or covenants of CBC contained herein. Except where prohibited by applicable statues and regulations, CBC shall promptly provide Koll (or its counsel) with copies of all filings made by CBC with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE 9

                       ADDITIONAL AGREEMENTS RELATING TO
                       ---------------------------------
                      THE FORM S-4 AND THE PROXY STATEMENT
                      ------------------------------------

     As promptly as practicable after the date hereof, CBC, with the cooperation of Koll, shall prepare and file the Form S-4 with the SEC, in which the Proxy Statement will be included as part of a prospectus. CBC shall use its best efforts to promptly respond to comments from the SEC and to file amendments to the Form S-4 in order to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. CBC shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the CBC Common in the Merger. Koll shall use its best efforts to furnish to CBC all information concerning Koll and the holders of its outstanding securities as may be reasonably requested in connection with any action contemplated by this Article 9. CBC will promptly notify Koll and provide Koll with copies of any correspondence between

CBC and its representatives, on the one hand and the SEC, its staff or any state securities administrators on the other.


                                   ARTICLE 10

                             ADDITIONAL AGREEMENTS
                             ---------------------

     10.1  Access to Information.  Koll shall afford to CBC and shall cause its
           ---------------------
independent accountants to afford to CBC, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of Koll and Sub's properties, books, contracts, commitments and records and to the independent accountants reasonable access to the audit work papers and other records of Koll's accountants. During such period, Koll shall use reasonable efforts to furnish promptly to CBC (a) a copy of each report, schedule and other document filed or received by Koll during such period pursuant to the requirements of federal and state securities laws and (b) all other information concerning the business, properties and personnel of Koll and Subs as CBC may reasonably request. CBC will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and CBC will cause its consultants and advisors also to hold such information in confidence) pursuant to the terms of that certain Confidentiality Agreement, dated as of March 21, 1997, by and among CBC, Koll, FS, Apollo and Donald M. Koll until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason CBC shall promptly return, or cause to be returned, to the disclosing party all documents obtained from Koll and Subs, and any copies made of such documents, extracts and copies thereof. CBC shall provide to Koll and its counsel, independent accountants and other representatives, access to such information regarding CBC as, in CBC's sole opinion, would customarily be provided to an underwriter in connection with a Registration Statement on Form S-1 covering shares of CBC Common or attached as an exhibit thereto.

     10.2  Legal Conditions to the Merger.  Each party will take and will cause
           ------------------------------
its respective Subsidiaries to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (including furnishing all information required under the HSR Act) and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party or any Subsidiary of such other party in connection with the Merger. Each party will take, and will cause its respective Subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other party and its Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party or its Subsidiaries (or by the other party or its Subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. For purposes of this Section 10.2 only, Koll will not be considered a Subsidiary of FS.

     10.3  Koll Stockholders' Approval.  Koll agrees to submit this Agreement,
           ---------------------------
the Certificate of Merger and any related matters to its stockholders for approval, all as provided by law and its Certificate of Incorporation and Bylaws, at a meeting which will be held as soon as practicable after the date hereof. The Board of Directors of Koll has unanimously recommended to the Koll stockholders that such stockholders approve the transactions contemplated by this Agreement and the Certificate of Merger.

     10.4  CBC Stockholders' Approval.  CBC agrees to submit this Agreement, the
           --------------------------
Certificate of Merger and any related matters to its stockholders for approval, by means of the Proxy Statement, all as provided by law and its Certificate of Incorporation and Bylaws, at a meeting which will be held as soon as practicable after the date hereof. The Board of Directors of CBC has unanimously recommended to the CBC stockholders that such stockholders approve the transactions contemplated by this Agreement and the Certificate of Merger.

     10.5  Dissenting Shares.  As promptly as practicable after the date of the
           -----------------
Koll Stockholders' Meeting and prior to the Closing Date, Koll shall furnish CBC with the name, address and number of Dissenting Shares owned by each Dissenting Stockholder.

     10.6  Communications.  Between the date hereof and the Effective Time,
           --------------
neither Koll nor CBC will (i) furnish any communication to its stockholders, any analysts, the press or to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement or the Certificate of Merger without the prior approval of the other party as to the content thereof, which approval shall not be unreasonably withheld (unless such disclosure is nonetheless required in the opinion of counsel), and (ii) respond to all inquiries from stockholders, analysts, the press or the public generally regarding the other parties hereto or transactions contemplated by this Agreement or the Certificate of Merger with "No comment", subject, in each case, to each party's compliance with applicable law. Notwithstanding the foregoing, Koll and CBC may communicate with their respective customers and clients on a "need-to-know" basis and provided that each such client or customer agrees to keep the information conveyed confidential.

     10.7  Delivery of Stock Certificates.  CBC will promptly issue and deliver
           ------------------------------
as and when required by the provisions of this Agreement, the certificates representing the shares of CBC Common into which the shares of Koll Common outstanding immedi ately prior to the Effective Time shall have been converted as provided in this Agreement.

     10.8  Update to Disclosures.
           ---------------------

     (a) Without limiting any party's right to rely on the representations and warranties as of the date of this Agreement, each party shall provide the others with updates to the disclosures provided or made available to the other as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 3, 4 or 5, as applicable, true and correct as of the date of this Agreement.

     (b) Koll will advise CBC as soon as reasonably practicable if any customers from whom it receives annualized revenue of more than $250,000 indicates that it is either materially dissatisfied with services being provided by Koll or any Sub or the proposed Merger.

     10.9  Good Faith.  Each party shall act in good faith in an attempt to
           ----------
cause all the conditions precedent to its obligations under this Agreement to be satisfied. Each party will act in good faith and take all reasonable action within its capability necessary to render accurate as of the Effective Time its representations and warranties contained in this Agreement.

     10.10  State Statutes.  If any state takeover law shall become applicable
            --------------
to the transactions contemplated by this Agreement, CBC and its Board of Directors or Koll and its Board of Directors, as the case may be, shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

     10.11  Affiliates.  At least ten days prior to the date of the Koll
            ----------
Stockholders' Meeting, Koll shall deliver to CBC a list of names and addresses of those persons who were, in Koll's reasonable judgment, at the record date for the Koll Stockholders' Meeting, "affiliates" of Koll within the meaning of Rule 145 (each such person, together with the persons identified below, an "Affiliate") of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 145").

Koll shall provide CBC such information and documents as CBC shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) that CBC reasonably identifies (by written notice to Koll within three Business Days after CBC's receipt of such list) as being a person who may be deemed to be an Affiliate of Koll within the meaning of Rule 145; provided, however, that no such person identified by CBC shall be added to the list of Affiliates of Koll if CBC shall receive from Koll, on or before the Effective Time, an opinion of counsel reasonably satisfactory to CBC to the effect that such person is not an Affiliate. Koll shall use its best efforts to deliver or cause to be delivered to CBC, prior to the Effective Time, from each of the Affiliates of Koll identified in the foregoing list (as the same may be supplemen ted as aforesaid), agreements (collectively, the "Koll Affiliate Agreements") substantially in the form attached to this Agreement as Exhibit D. CBC and Acquisition Corporation shall be entitled to issue appropriate stop transfer instructions to the transfer agent for CBC Common Stock, consistent with the terms of such Affiliate Agreements, whether or not such Affiliate Agreements are actually delivered to CBC.

     10.12  Koll Options.
            ------------

          (a)  Substitute CBC Options.  Subject to the provisions of this
               ----------------------
Section 10.12, at and as of the Effective Time, CBC will substitute a CBC Option for each Koll Option outstanding under a Koll option plan held by an individual who is a director, employee or consultant of Koll or Subs immediately prior to the Effective Time. In addition, following the Effective Time, each such individual entitled to receive a CBC Option will receive a number of Warrants equal to the Warrant Exchange Ratio multiplied by the number of shares of Koll Common into which such Koll Option is exercisable. Each and every CBC Option so substituted by CBC under this Agreement will continue to have, and be subject to, substantially the same terms and conditions set forth in the Koll option plans and/or in the other documents governing such Koll Option immediately prior to the Effective Time, except that (i) such CBC Option will be exercisable for that number of whole shares of CBC Common equal to the product of the number of shares of Koll Common that were purchasable under such Koll Option immediately prior to the Effective Time multiplied by the Stock Exchange Ratio, rounded down to the nearest whole number of shares of CBC Common, and (ii) the per share exercise price for the shares of CBC Common issuable upon exercise of such CBC Option will be equal to the quotient determined by dividing the exercise price per share of Koll Common at which such Koll Option was exercisable immediately prior to the Effective Time by the Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. The parties shall use their best efforts to provide that the transactions contemplated by this

Agreement will not terminate or accelerate any substituted CBC Option or any right of exercise, vesting or repurchase thereunder with respect to shares acquired upon exercise of such option other than Koll Options intentionally accelerated by Koll in contemplation of the Merger. The right to receive a substituted CBC Option issued pursuant to any documents governing such substituted CBC Option may not be assigned or transferred in any manner except by operation of law, by will or by the laws of descent. Any attempted assignment in violation of this Section shall be void. As of the Effective Time, CBC shall have reserved for issuance and continue to maintain shares of CBC Common sufficient to issue the required shares of CBC Common pursuant to the exercise of the substituted CBC Options after the Effective Time. CBC shall use its reasonable best efforts to cause any CBC Options issued in substitution for existing Koll Options and any Warrants issued in respect of such Koll Options pursuant to this Section 10.12 to be covered by an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") at or before the Effective Time. CBC covenants and agrees that on or prior to the Closing Date, CBC's Board of Directors (or a committee thereof composed solely of two or more non-employee directors (as defined in Rule 16b-3(b)(3)(i) of the Exchange Act)) shall have, in accordance with Rule 16b-3(d)(1) of the Exchange Act, approved the grant of such substituted CBC Options, identified the individuals receiving such CBC Options and identified which of such individuals are or following the Merger will be directors or officers of CBC subject to
Section 16(b) of the Exchange Act.

          (b)  Documentation.  At the Closing, CBC shall issue to each holder of
               -------------
an outstanding Koll Option a document evidencing the substitution of a CBC Option for such Koll Option pursuant to this Section, in a form mutually satisfactory to the parties hereto.

          (c)  Reallocation of Warrants.  Following the Effective Time and until
               ------------------------
the Warrants become exercisable, if any CBC Option substituted for a Koll Option expires or is terminated without being exercised, all Warrants issued in respect of such option shall be forfeited by the holder thereof. At such time as the Warrants become exercisable, all Warrants forfeited pursuant to the immediately preceding sentence shall be reallocated among those individuals who held shares of Koll Common or Koll Options as of the date hereof (as set forth on Schedule
                                                                      --------
3.2(c)) (each a "Reallocation Holder" and collectively, the "Reallocation
------
Holders") pro rata based on the aggregate number of shares of the CBC Common issued and shares of CBC Common underlying CBC Options issued to each Reallocation Holder pursuant hereto divided by the total number of shares of CBC Common issued and shares of CBC Common underlying CBC Options issued to all Reallocation Holders pursuant hereto.

     10.13  Composition of CBC Board.  Following the Effective Time, so long as
            ------------------------
the Koll Shareholders who are signatories to this Agreement hold shares equal to 60% of the shares originally issued to them pursuant to this Agreement (as adjusted to reflect stock splits, reverse stock splits, reclassifications, recapitalizations and similar events) CBC will cause three individuals selected by the Koll Shareholders (the "Majority Koll Shareholders") holding a majority of the shares of CBC Common received in the Merger and then held by the Koll Shareholders and reasonably satisfactory to the Corporate Governance Committee of CBC's Board of Directors to be nominated for election to CBC's Board of Directors. For so long as they are employed or engaged by CBC two of those individuals will be RW and DMK. In addition to the three directors referred to above, following the Effective Time and until the election of directors to CBC's Board of Directors first following the Effective Time, CBC will cause one individual selected by AP KMS II, LLC and reasonably satisfactory to the Corporate Governance Committee of CBC's Board of Directors to be nominated to CBC's Board of Directors. In the event that the Koll Shareholders no longer hold shares equal to 60% of the shares originally issued to them pursuant to this Agreement (as adjusted to reflect stock splits, reverse stock splits, reclassifications, recapitalizations and similar events), so long as FS owns 60% of the shares originally issued to FS pursuant to this Agreement (as adjusted to reflect stock splits, reverse stock splits, reclassifications, recapitalizations and similar events) CBC will cause one individual selected by FS and reasonably satisfactory to CBC to be nominated for election to CBC's Board of Directors. Upon their election to CBC's Board of Directors, CBC shall enter into an indemnity agreement with the directors described above in the form which CBC's current directors and CBC are parties to.

     10.14  Agreements of Donald M. Koll.  DMK hereby agrees (i) to the
            ----------------------------
assignment to CBC of the License Agreement and the Noncompetition Agreements and
(ii) to cause KHC to enter into the Voting Agreement and to otherwise comply with the provisions of Section 7.3.

     10.15  Tax Treatment.  Each party hereto agrees to take such further
            -------------
actions consistent with the terms of this Agreement and applicable law as may be reasonably necessary to cause the Merger to be treated as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, including but not limited to preparing appropriate returns, filings and reports consistent with the treatment of the Merger as such a reorganization, provided, however, that CBC shall not be
                                        --------  -------
required to take any action which, in the sole judgment of CBC, would incur or result in it incurring a material economic cost.

     10.16  Reservation of Shares.  CBC will at all times reserve and keep
            ---------------------
available out of its authorized but unissued shares of CBC Common such number of shares as is issuable upon exercise of all outstanding Warrants, CBC Options or other rights to subscribe for or purchase CBC Common.

     10.17  K/B Opportunity Funds.  Koll will do the following with respect to
            ---------------------
K/B Opportunity Fund I, K/B Opportunity Fund II and K/B Opportunity Fund III (individually a "K/B Fund" and collectively the "K/B Funds"):

          (a) Prior to the Closing, Koll will cause the general partner of each K/B Fund to advise each limited partner or other investor in such K/B Fund of the impending merger between Koll and CBC and that the general partner intends to engage Group as a listing broker where it is the best choice as listing broker and where Group is not the listing broker to pay it an appropriate commission only if and when it provides the buyer for any property sold by such K/B Fund. After the Closing, the Koll Shareholders will use their reasonable best efforts to cause each K/B Fund to engage Group as the exclusive listing broker for the disposition of such fund's properties or, where that is not feasible, to engage Group as the listing broker on a property by property basis.

          (b) In the event at any time prior to January 1, 2003, a K/B Fund is unable to pay Group a commission (whether as listing or procuring broker) because one or more limited partners in a K/B Fund has objected to such payment, and such K/B Fund is unable to resolve the objection within 60 days so that Group may receive its commission if it is the listing or procuring broker, then the Koll Shareholders will owe to Group the applicable commission with respect to such property as determined from Schedule 10.17. In the event the
                                    --------------
partnership agreement of any K/B Fund is amended in a legally binding manner to permit Group to be paid commissions with respect to all of the properties of such Fund this Section 10.17 shall not apply to such Fund. To the extent the limited partners of and any other investors in any K/B Fund consent (in a legally binding manner) to Group receiving commissions with respect to one or more properties or waive (in a legally binding manner) any prohibition on Group receiving commissions on one or more properties then this Section 10.17 shall not apply to such properties.

          (c) The Koll Shareholders shall have no obligation to pay a commission with respect to any property transferred to a Real Estate Investment Trust as to which a Koll Affiliate is an asset manager, a sub asset manager or a property manager (an "Affiliated REIT") or to the extent Group has received commissions with respect to the sale of properties by the K/B Funds (whether from the K/B Funds, the Koll Shareholders or a third party) equal to half of the maximum commission applicable to "Eligible Properties" as determined pursuant to
Schedule 10.17.  The term Eligible Properties means the
--------------
properties listed on Schedule 10.17 other than (i) any such properties listed as
                     --------------
"Non-Included Properties," (ii) any properties transferred, prior to January 1, 2003, to an Affiliated REIT and (iii) any property sold prior to January 1, 2003 by such fund where throughout the period such property has been offered for sale, Group has the right or a full and fair competitive opportunity to receive a commission from its sale if Group were the listing or procuring broker. The Koll Shareholders may pay the aggregate amount, if any, due to Group by the Koll Shareholders pursuant to this Section 10.17 at any time, up to and including December 31, 2002, at which date all amounts due hereunder must be paid. At such time as the Koll Shareholders pay the amounts due hereunder, if any, in addition to the amounts due calculated in accordance with Schedule 10.17, the Koll Shareholders shall also pay interest on such amounts, at a rate of eight percent (8%), compounded annually, from the date an obligation is incurred hereunder until the date such payment is made. Any commissions collected by Group with respect to the disposition of Eligible Properties in excess of the amounts set forth on Schedule 10.17 with respect to a specified K/B Fund shall be applied to reduce any amounts thereafter payable by the Koll Shareholders with respect to the other K/B Funds.

          (d) Notwithstanding anything else contained in this Agreement, the provisions of this Section 10.17 shall survive the consummation of the Merger and the Effective Time and shall continue until the earlier of (i) the Koll Shareholders have satisfied all their obligations under Subsections (b) and (c) hereof, (ii) Group has received commissions with respect to the sale of properties by the K/B Funds (whether from the K/B Funds, the Koll Shareholders or a third party) equal to half of the maximum commission applicable to "Eligible Properties" as determined pursuant to Schedule 10.17 and Section
                                                --------------
10.17(c) or (iii) all Eligible Properties have been transferred to an Affiliated REIT.


                                  ARTICLE 11

                             CONDITIONS PRECEDENT
                             --------------------

     11.1   Conditions to Each Party's Obligations to Effect the Merger.  The
            -----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such party:

          (a) Stockholder Approval.  This Agreement shall have been approved
              --------------------
and adopted by a majority vote of the holders of the outstanding shares of each of CBC Common and Koll Common.

          (b)  Government Approvals.  All authorizations, consents, orders or
               --------------------
approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, termination of the waiting period under the HSR Act, such requirements under applicable state securities laws, the NASD and the Nasdaq National Market shall have been filed, occurred or been obtained, other than filings and approvals relating to the Merger if failure to make such filings or obtain such approvals would not have a Material Adverse Effect on CBC or Koll.

          (c)  Third-Party Approvals.  Any and all consents or approvals
               ---------------------
required from third parties relating to contracts, agreements, Permits, leases and other instruments, shall have been obtained (including without limitation the consent of The Sumitomo Bank, Limited (the "Bank") under that certain Third Amended and Restated Senior Secured Credit Agreement by and between CBC and the Bank and the consent of Sumitomo (Dublin) Limited under that certain Senior Subordinated Credit Agreement between CBC and Sumitomo (Dublin) Limited), except for those consents or approvals with respect to which the failure to obtain would not have a Material Adverse Effect.

          (d)  Form S-4.  The Form S-4 shall have become effective under the
               --------
Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order. None of the information supplied by CBC or Koll for inclusion in the Form S-4, and the Proxy Statement included therein, at the date such information shall have been supplied and at the time of the Stockholders' Meetings, shall have contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e)  Statutes.  No statute, rule or regulation shall have been enacted
               --------
by the government of the United States or any state or agency thereof which would (i) make the consummation of the Merger illegal, (ii) prohibit CBC's or Surviving Corporation's ownership or operation of all or a material portion of the business or assets of Koll and Subs, taken as a whole, or compel CBC or Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of Koll and Subs, taken as a whole, as a result of the Merger, or (iii) render CBC, Koll or Acquisition Corporation unable to consummate the Merger, except for any waiting period provisions.

     11.2  Conditions to Obligations of CBC and Acquisition Corporation.  The
           ------------------------------------------------------------
obligations of CBC and Acquisition Corporation to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by CBC and Acquisition Corporation:

          (a)  Representations and Warranties.  (i) The representations and
               ------------------------------
warranties of the Koll Shareholders and Koll set forth in this Agreement and the Certificate of Merger which are qualified with respect to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of the Koll Stockholders and Koll that are not so qualified shall be true and correct in all respects, except for such failures to be true and correct which would not have a Material Adverse Effect, individually or in the aggregate, in both cases as of the date of this Agreement and as if made at and as of the Closing Date (except with respect to representations and warranties made as of another date, for which compliance shall be determined as of such date), provided, however, that the representations and warranties
               --------  -------
contained in Sections 3.2(a), (b) and (c), 3.25, 4.1 and 4.3 of this Agreement shall be true and correct in all respects regardless of whether the failure of such representations and warranties to be true and correct would have a Material Adverse Effect. CBC shall have received certificates signed by each Koll Shareholder and by the chief executive officer and the president of Koll certifying as to all of the above.

          (b)  Performance of Obligations of Koll.  Each Koll Shareholder, Koll
               ----------------------------------
and Subs shall have performed in all material respects all obligations required to be performed by each under this Agreement and the Certificate of Merger prior to the Closing Date, and CBC shall have received certificates signed by each Koll shareholder and by the chief executive officer and the president of Koll to such effect.

          (c)  Opinion of Koll's Counsel.  CBC shall have received an opinion
               -------------------------
dated the Closing Date of Riordan & McKinzie, counsel to Koll, in form and substance reasonably satisfactory to CBC and its counsel.

          (d)  Dissenting Shares.  The number of Dissenting Shares shall not
               -----------------
exceed 100,000 shares of Koll Common.

          (e)  No Material Adverse Change.  Since December 31, 1996 there shall
               --------------------------
have been no changes in the financial condition results of operations, business or properties of Koll, Subs, the Investment Entities or the 50% JVs which changes, individually or in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect, excluding any change caused by the loss of the services of its present officers, employees, agents and representatives.

          (f)  Noncompetition Agreement.  DMK shall have entered into a covenant
               ------------------------
not to compete with CBC similar to those certain Noncompetition and Confidentiality Agreements (the

"Noncompetition Agreements), each dated as of April 1, 1996, by and among (i) Koll, DMK and FS and (ii) Koll, DMK, and Apollo, and in substantially the form of Exhibit E hereto.

          (g)  License Agreement.  Koll, The Koll Company and DMK shall have
               -----------------
executed and delivered to CBC an Assignment Agreement in substantially the form of Exhibit F hereto assigning that certain Amended License Agreement (the "License Agreement"), dated as of November 23, 1994, by and among Koll, The Koll Company and DMK and all rights of Koll thereunder to CBC.

          (h)  Voting Agreement.  The Koll Shareholders shall have entered into
               ----------------
a Voting Agreement and Irrevocable Proxy in substantially the form of Exhibit C hereto and such Voting Agreement shall be in full force and effect and there shall have been no material breach by any Koll Shareholder thereunder.

          (i)  Legal Action.  No temporary restraining order, preliminary
               ------------
injunction or permanent injunction or other order preventing the consummation of the Merger or materially limiting CBC's ability to own or operate Koll and Subs, taken as a whole, shall have been issued by any federal or state court and remain in effect, and no litigation or other proceeding instituted by any Governmental Entity or by any of the stockholders of Koll seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of CBC's Board of Directors has a reasonable probability of resulting in such order or injunction. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (j)  CC&F.  Koll/CC&F Management Services, a California General
               ----
Partnership shall have redeemed the interest of CC&F Asset Management Co., Inc. therein on substantially the terms and conditions set forth in that certain draft redemption agreement previously delivered to CBC by Koll pursuant to a jointly signed memorandum and all provisions of the partnership agreement governing such partnership (the "CC&F Partnership Agreement") which in any way, directly or indirectly, restrict or could restrict Koll or CBC or any of their respective Affiliates from engaging in any business in any geographic area at any time, including without limitation rendering "Management Services" in the "Project Territory" (as both such terms in quotes are defined in the CC&F Partnership Agreement, as amended) shall be of no further force and effect and there shall be no new provisions which could have any such effect.

          (k)  Restrictions on Business.  Neither Koll nor any Sub, affiliate or
               ------------------------
entity in which Koll has a direct or indirect investment shall be a party to any agreement (i) entered into after the date hereof or (ii) entered into before the date hereof and not disclosed on Schedule 11.2(i) hereto, which would
                                 ----------------
subject CBC or any Affiliate of CBC to any covenant not to compete or similar agreement or provision which would materially affect CBC or any of its Affiliates' respective businesses. Notwithstanding anything else contained herein, neither Koll nor any Sub, Investment Entity, 50% JV or Affiliate of Koll shall be a party to any agreement which would materially limit Group's ability to provide sales or leasing brokerage services in the Cincinnati, Ohio area.

          (l)  Termination of Agreements.  The Third Amended and Restated
               -------------------------
Stockholders Agreement and all Registrations Rights Agreements set forth on
Schedule 3.3 and all other stockholders or shareholders, registrations rights
------------
and similar agreements relating to equity securities of Koll (other than agreements entered into pursuant hereto) shall have been terminated.

          (m)  No Liens.  All shares of Koll Common delivered or exchanged
               --------
pursuant hereto shall be free and clear of all Liens other than Liens in favor of Koll.

          (n)  Credit Agreement.  Bankers Trust Company ("BT") and such other
               ----------------
lenders under that certain Amended and Restated Credit Agreement, dated as of January 9, 1997, as amended, by and among BT, as agent, Koll and the other parties thereto as are required to create an effective waiver shall have waived any Event of Default which would be caused by the Merger for a period of 60 days following the Effective Time and shall have agreed that no payments of principal shall be due thereunder until such time and there shall be no other Event of Default thereunder.

          (o)  Change in Receivables.  The result achieved by dividing the trade
               ---------------------
accounts receivable of Koll and its Subs as of the last day of the month preceding the Closing by revenues for the twelve months ending with such day shall not be less than 97% of the Average Receivables Ratio. The term Average Receivables Ratio shall be determined by adding together the results of the following calculations and dividing by six:

          Trade accounts receivable at 6/30/97 divided by revenues for the 12 months ended 6/30/97

          Trade accounts receivable at 5/31/97 divided by revenues for the 12 months ended 5/31/97

          Trade accounts receivable at 4/30/97 divided by revenues for the 12 months ended 4/30/97

          Trade accounts receivable at 3/31/97 divided by revenues for the 12 months ended 3/31/97

          Trade accounts receivable at 2/28/97 divided by revenues for the 12 months ended 2/28/97

          Trade accounts receivable at 1/31/97 divided by revenues for the 12 months ended 1/31/97

     All calculations shall be made in accordance with GAAP in a manner consistent with the normal practices of Koll.

          (p)  Change in Payables.  The average period for which accounts
               ------------------
payable have been outstanding for the month preceding the Closing shall not exceed by more than 3% the sum of the average period for which trade payables have been outstanding on the last day of each month for the twelve-month period ended June 30, 1997 divided by 12. All calculations shall be made in accordance with GAAP in a manner consistent with the normal practices of Koll.

          (q)  RW Stock Ownership.  RW must be the sole legal and beneficial
               ------------------
owner of a minimum of 5,000 shares of Koll Common immediately prior to the Effective Time.

          (r)  General Release.  The Koll Shareholders shall have signed a
               ---------------
General Release in substantially the form of Exhibit G hereto.

     11.3  Conditions to Obligations of Koll.  The obligations of Koll to effect
           ---------------------------------
the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Koll:

          (a)  Representations and Warranties.
               ------------------------------

               (i) The representations and warranties of CBC and Acquisition Corporation set forth in this Agreement and the Certificate of Merger which are qualified with respect to knowledge, materiality or Material Adverse Effect shall be true and correct in all respects and

               (ii) the representations and warranties of CBC and Acquisition Corporation that are not so qualified shall be true and correct in all respects, except for such failures to be true and correct which would not have a Material Adverse Effect, individually or in the aggregate, in both cases, as of the date of this Agreement and as if made at and as of the Closing Date (except with respect to representations and warranties made as of another date, for which compliance shall be determined as of such date), provided, however, that the representations and warranties contained in
     --------  -------
     Section 5.3(a) and 5.9 must be true and correct in all respects regardless of whether the failure of such representations and warranties to be true and correct would have a Material Adverse Effect, Koll shall have received a certificate signed by the chief executive officer of CBC to such effect.

          (b)  Performance of Obligations of CBC and Acquisition Corporation.
               -------------------------------------------------------------
CBC and Acquisition Corporation shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Koll shall have received a certificate signed by the chief executive officer of CBC to such effect (attaching all resolutions specified in Section 10.12).

          (c)  Opinion of CBC's Counsel.  Koll shall have received an opinion
               ------------------------
dated the Closing Date of Pillsbury Madison & Sutro LLP, in form and substance reasonably satisfactory to Koll and its counsel.

          (d)  No Material Adverse Change.  Since December 31, 1996 there shall
               --------------------------
have been no changes in the financial condition results of operations, obligations business or properties of CBC or its Subsidiaries which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect.

          (e)  Legal Action.  No temporary restraining order, preliminary
               ------------
injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation or other proceeding instituted by any Governmental Entity or by any of the Koll stockholders seeking the issuance of such order or injunction, shall be pending which, in the good faith judgment of Koll's Board of Directors has a reasonable probability of resulting in such order or injunction. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (f)  Registration Rights Agreement.  CBC shall have entered into a
               -----------------------------
Registration Rights Agreement with the Koll Shareholders in substantially the form of Exhibit H hereto.

          (g)  Tax Opinion.  Koll and its stockholders shall have received a
               -----------
written opinion of Riordan & McKinzie, counsel for Koll, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that no gain or loss will be recognized by Koll and its stockholders as a result of the receipt of CBC Common and Warrants pursuant hereto. Counsel shall, in rendering such opinion, be entitled to rely on representations of CBC, Acquisition Corporation, Koll and the Koll Shareholders.

          (h)  Listing on NASDAQ.  All appropriate actions shall have been taken
               -----------------
for listing the shares of CBC Common to be received in the Merger on NASDAQ.

          (i)  Substitute CBC Options.  CBC shall have taken all actions
               ----------------------
required to execute and deliver the CBC Option agreements pursuant to Section 10.12 which agreements shall be effective as of the Effective Time and to otherwise comply with Section 10.12.

          (j)  Warrant Agreement.  CBC shall have entered into a Warrant
               -----------------
Agreement in substantially the form of Exhibit B hereto with the parties named therein.


                                  ARTICLE 12

                                    CLOSING
                                    -------

     12.1  Closing Date.  The Closing under this Agreement (the "Closing") shall
           ------------
be held as promptly as practicable, but not more than one (1) business day following the later of (a) the approval of the Merger by the stockholders of CBC at the CBC Stockholders Meeting, and (b) satisfaction of all other conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before October 31, 1997, this Agreement may be terminated as provided in Section 15.1(c). Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Pillsbury Madison & Sutro, 725 S. Figueroa Street, Los Angeles, CA 90017, at 10:00 A.M. on such date, or at such other time and place as the parties may agree upon in writing.

     12.2  Filing Date.  Subject to the provisions of this Agreement, on the
           -----------
Closing Date a fully executed and acknowledged copy of the Certificate of Merger meeting the requirements of the Delaware General Corporation Law, shall be filed with the Delaware Secretary of State, all in accordance with the provisions of this Agreement.


                                  ARTICLE 13

                                INDEMNIFICATION
                                ---------------

     13.1  Survival.  The representations, warranties and covenants of Koll, the
           --------
Koll Shareholders, CBC and Acquisition Corporation contained in this Agreement shall terminate at the Effective Time with the exceptions of (i) the representations and warranties of the Koll Shareholders made in Section 4.1 (Title and Authority) which shall be of unlimited duration, (ii) the representations and warranties of the Koll Shareholders made in Section 4.2 (Undisclosed Liabilities) which shall survive for one year following the Effective Time and (iii) the representations and warranties of the Koll Shareholders contained in Section 4.3 (Misstatements) which shall survive for one year following the Effective Time and (iv) the representations and warranties of CBC made in Sections 5.3(a) (Authority) and
5.9 (Issuance of Common Stock) which shall be of unlimited duration. Each of the representations and warranties listed in the foregoing clauses (i), (ii),
(iii) and (iv), any updates to the Schedules relating thereto and the Certificates delivered pursuant to Sections 11.2(a) and 11.3(a) to the extent they relate thereto shall be deemed renewed by the appropriate party at the Closing as if made at such time and shall survive the Closing and continue in full force and effect thereafter, for the respective periods set forth in Clauses (i), (ii), (iii) and (iv), even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, unless such misrepresentation or breach is disclosed in an Exhibit or Schedule hereto or any updates to the Schedules pursuant to Section 10.8 hereof.

     13.2  Indemnification by the Koll Shareholders.
           ----------------------------------------

          (a) Except as otherwise expressly provided in this Section 13.2, on and after the Closing Date, the Koll Shareholders shall defend, indemnify and hold harmless CBC and Acquisition Corporation, and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, "CBC's Indemnified Persons"), and shall reimburse CBC's Indemnified Persons, for, from and against, each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, and damage (and costs and expenses, including attorneys' fees, (collectively, "Losses") imposed on or incurred by CBC's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any inaccuracy in any representation or warranty (which survived the Closing pursuant to Section 13.1) in any respect, whether or not CBC's Indemnified Persons relied thereon or had knowledge thereof.

          (b) The Koll Shareholders shall have no liability under Section 13.2(a) in the case of any inaccuracy contained in any representation or warranty contained in Section 4.2 (Undisclosed Liabilities) or in Section 4.3 (Misstatements) unless and until the aggregate of all Losses relating thereto, exceeds $2,000,000 (the "CBC Minimum Amount"), in which event the Koll Shareholders shall be liable for all Losses, irrespective of the CBC Minimum Amount.

          (c) Notwithstanding any other provision of this Agreement, the CBC Minimum Amount shall not apply to any Losses relating to any inaccuracy in any representation or warranty contained in Section 4.1 (Title and Authority) hereof, regardless of whether any Losses relating thereto may also constitute a Loss arising from the breach of a representation or warranty contained in
Section 4.2 (Undisclosed Liabilities) or in Section 4.3 (Misstatements), provided, however, that each Koll Shareholder shall only be liable with respect
--------  -------
to such Koll

Shareholder's own representations under Section 4.1 (Title and Authority) and shall have no liability with respect to any other Koll Shareholder's representations under Section 4.1 (Title and Authority).

          (d) With respect to the breach of any representation or warranty contained in Section 4.2 (Undisclosed Liabilities) only, (i) the maximum aggregate amount for which the Koll Shareholders shall be liable pursuant to this Article 13 shall be $17,500,000 and (ii) no Koll Shareholder shall be liable for any Losses in excess of such Koll Shareholder's pro rata share of all Losses relating to such inaccuracy, which pro rata share shall be determined by dividing the aggregate value of shares of CBC Common issued plus the value of all CBC Options issued to such Koll Shareholder pursuant to this Agreement by the total value of all shares of CBC Common issued plus the value of all CBC Options issued to the Koll Shareholders pursuant hereto.

          (e) A Koll Shareholder shall only have liability pursuant to Section
4.3 (Misstatements) if such Koll Shareholder knowingly furnished information which breached Section 4.3 or had actual knowledge that Koll or a Koll Shareholder furnished information which breached Section 4.3. In the case of a breach of Section 4.3 (Misstatements), each Koll Shareholder with such knowledge shall be jointly and severally liable for all losses relating thereto and, with respect to a Koll Shareholder who is an individual, in addition to any other liability hereunder, any CBC Options (other than those issued pursuant hereto) held by such individual, whether vested or unvested, shall be terminated immediately upon a finding by an arbitrator pursuant to Section 16.8 or by another appropriate tribunal that such individual is liable pursuant hereto and no such CBC Option may be exercised during any period during which a claim made hereunder against such individual is being resolved.

          (f) The maximum amount for which a Koll Shareholder shall be liable for all breaches of Sections 4.2 and 4.3 shall not exceed the value of the shares of CBC Common and the CBC Options received by such Koll Shareholder pursuant hereto. Such shares of CBC Common shall be valued at the average closing sales price of a share of CBC Common as reported on the NASDAQ for the ten (10) trading days ending on the trading day immediately prior to the Closing Date and the value of a CBC Option shall be the difference between the exercise price per share of CBC Common under such CBC Option and such average closing price multiplied by the number of shares of CBC Common underlying such CBC Option.

          (g) For purposes of determining pro rata share and the value received in the Merger, the options of RW and WSR to purchase shares of Koll Common held by KHC (described in Section 3.2(c)) shall be deemed to have been exercised immediately prior to the Effective Time in a cashless exercise

(such that shares of Koll Common representing the exercise price shall be deemed to be held by KHC and shares of Koll Common representing the value of such shares at the Effective Time minus the exercise price shall be deemed to be held by RW and WSR, as applicable). The value of each share of Koll Common for purposes of this section shall be the Stock Exchange Ratio multiplied by the average closing sales price of a share of CBC Common as reported on the NASDAQ for the ten (10) trading days ending on the trading day immediately prior to the Closing Date.

          (h) Any amounts payable by a Koll Shareholder to CBC pursuant to this
Article 13 may be paid in cash or in CBC Common received in the Merger or a combination thereof. For purposes of this Section 13.2(g), such CBC Common shall be valued at the average closing sales price of a share of CBC Common as reported on the NASDAQ for the ten (10) trading days ending on the trading day immediately prior to the date on which the claim for a Loss is finalized and liquidated.

     13.3  Indemnification by CBC.  Except as otherwise expressly provided in
           ----------------------
this Section 13.3, on or after the Closing Date, CBC shall defend, indemnify and hold harmless the Koll Shareholders and each of their respective Affiliates, officers, directors, employees, agents, successors, heirs and assigns (the Koll Shareholders and such other persons, collectively "Shareholders' Indemnified Persons") and shall reimburse the Shareholders' Indemnified Persons for, from and against all Losses imposed on or incurred by the Shareholders' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any inaccuracy in any representation or warranty contained in Sections 5.3(a) and 5.9 hereof in any respect, whether or not Shareholders' Indemnified Persons relied thereon or had knowledge thereof.

     13.4  Notice and Defense of Third-Party Claims.  If any Proceeding shall be
           ----------------------------------------
brought or asserted under this Section 13.4 against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article 13 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the

Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Persons, subject to the right of the Indemnifying Person to assume, at its expense, the defense of such Proceeding with counsel satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 13 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability with respect to such Proceeding.

     13.5 Exclusivity.  From and after the Closing Date, the rights and remedies
          -----------
provided in this Article 13 shall be the exclusive rights and remedies, contractual or otherwise, of the Indemnified Persons with respect to inaccuracies in the representations and warranties contained in this Agreement.


                                  ARTICLE 14

                              PAYMENT OF EXPENSES
                              -------------------

     CBC shall pay the reasonable fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and investment banking services and travel) provided however that the aggregate amount payable by CBC and Koll for all fees and expenses of all legal counsel to Koll and the Koll Shareholders shall not exceed $500,000 and any amount payable in excess of such amount for fees and expenses of legal counsel of Koll and the Koll Shareholders shall be payable by the Koll Shareholders. CBC shall also pay all government filing fees including under the HSR Act and with the SEC, any state securities commission, and the Department of Corporations and the costs of printing, filing and mailing the Form S-4 and Proxy Statement (collectively, the "Filing Fees"). Notwithstanding the foregoing, Koll shall bear all the Filing Fees and all reasonable fees and expenses (including without limitation, fees and expenses payable to counsel to CBC, outside consultants, accountants and to all investment banking firms and their respective counsel) actually incurred by CBC and Acquisition Corporation in the event that Koll's stockholders fail to approve the Merger by that date which is twenty (20) days after the effective date of the Registration Statement on Form S-4 to be filed in connection with the Merger or shareholders of Koll holding over 350,000 shares exercise dissenter's rights. Also notwithstanding the foregoing, if the transactions contemplated hereby are not consummated by October 31, 1997, each party hereto shall be responsible for its own fees and expenses and Koll and the Koll Shareholders shall promptly reimburse CBC for any amounts advanced, reimbursed or otherwise paid to them by CBC pursuant to this provision. Each party shall promptly advance upon request or reimburse such party's portion of these fees.


                                  ARTICLE 15

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     15.1  Termination.  This Agreement may be terminated at any time prior to
           -----------
the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Koll and CBC:

          (a)  by mutual written consent of Koll and CBC;

          (b) (i) by CBC if there has been a breach of any representation, warranty, covenant or agreement of the Koll Shareholders or Koll contained in this Agreement which has had or would reasonably be expected to have a Material Adverse Effect;

               (ii) by the Koll Shareholders or Koll if there has been a breach of any representation, warranty, covenant or agreement of CBC or Acquisition Corporation contained in this Agreement which has had or would reasonably be expected to have a Material Adverse Effect;

          (c) by either CBC or Koll if the Merger shall not have been consummated before October 31, 1997 (which failure, in the case of termination by CBC or Acquisition Corporation, was due to a failure of any of the conditions to the obligations of CBC and Acquisition Corporation set forth in Section 11.2 hereof and, in the case of termination by Koll or the Koll Shareholders, was due to a failure of any of the conditions to the obligations of Koll or the Koll Shareholders set forth in Section 11.3 hereof);

          (d) by either CBC or Koll if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority which would make consummation of the Merger illegal;

          (e) by CBC if any required approval of the stockholders of Koll shall not have been obtained by that date which is twenty (20) days after the effective date of the Registration Statement on Form S-4 to be filed in connection with the Merger or by Koll if any required approval of the stockholders of CBC shall not have been obtained by October 31, 1997;

          (f) by CBC or Koll if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, which would (i) prohibit CBC's, Koll's or Sub's ownership or operation of all or a material portion of the business or assets of Koll and Subs or CBC and its Subsidiaries, in each case taken as a whole, or compel CBC and its Subsidiaries or Koll or Subs to dispose of or hold separate all or a material portion of the business or assets of Koll and Subs or CBC and its subsidiaries, in each case taken as a whole, as a result of the Merger or (ii) render CBC or Koll unable to consummate the Merger, except for any waiting period provisions;

          (g)  by CBC if over 100,000 shares of Koll Common are Dissenting
Shares;

          (h)  by CBC if any of the following Events occur:

          (i) Koll or the Koll Shareholders advise CBC (or either is obligated by Section 6.5 or Section 7.1, respectively, to advise CBC but has failed to do so) that Koll or any Koll Shareholder has been advised in writing by counsel that it is required to participate in negotiations, provide information, or otherwise cooperate with any corporation, partnership, person or other entity or group (as defined in Section 13(d) of the Exchange Act) (other than Koll or an affiliate of Koll) (a "Third Party") concerning an Acquisition Transaction and Koll intends to proceed with such action or any Koll Shareholder intends to approve of, vote for or recommend such action, or Koll (or its Subs), any Koll Shareholder or any of their respective directors, officers or agents, directly or indirectly, solicits or initiates any discussions in violation of Section 6.5 or 7.1;

          (ii) Koll shall have adopted, approved or implemented or taken any action in respect of or entered into an agreement with respect to, any plan of liquidation or commenced or undertaken, any restructuring or recapitalization plan which contemplates the disposition or distribution, directly or indirectly, of any material amount of assets or securities of Koll to some or all of its securityholders either by dividend, share purchase, exchange offer, reclassification, merger, exchange or otherwise; or

          (iii) Koll's Board of Directors or any committee thereof shall have withdrawn, or amended or modified in any manner adverse to CBC or Acquisition Corporation, its approval or recommendation of this Agreement or the Merger or taken any position incon sistent with such approval or recommendation or shall have recommended another Acquisition Transaction or resolved to do any of the foregoing.

          (i) by CBC if any condition to CBC's obligation to complete the Merger has not been satisfied or waived by CBC; and

          (j) by Koll if any condition to Koll's obligation to complete the Merger has not been satisfied or waived by Koll.

          (k) by Koll if CBC shall have failed to obtain the consent of the Bank referred to in Section 11.1(c) under the Third Amended and Restated Senior Secured Credit Agreement by June 2, 1997.

          (l)  by CBC pursuant to Section 6.14.

     15.2  Effect of Termination.
           ---------------------

          (a) In the event of termination of this Agreement by either Koll or CBC as provided in Section 15.1, this Agreement and the Certificate of Merger shall forthwith become void and there shall be no liability or obligation on the part of CBC or Koll or their respective officers or directors except for (i) the last sentence of Section 10.1 and (ii) the provisions of Article 13, Article 14 and this Section 15.2, and provided that nothing contained herein shall relieve any party from the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b)  In the event that CBC terminates this Agreement pursuant to
Section 15.1(h), then Koll, within one day of notice from CBC shall pay to CBC in cash or immediately available funds (i) a termination fee of $5,000,000 and
(ii) an amount equal to all Filing Fees paid by CBC or Acquisition Corporation and all fees and expenses actually incurred by CBC and Acquisition Corporation in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and expenses payable to counsel to CBC, outside consultants, accountants and to all investment banking firms and their respective counsel).

     15.3  Amendment.  This Agreement may be amended by the parties hereto, at
           ---------
any time before or after approval of matters presented in connection with the Merger by the stockholders of Koll, CBC and Acquisition Corporation but, after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     15.4  Extension; Waiver.  At any time prior to the Effec tive Time, any
           -----------------
party hereto, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a person duly authorized to so sign.


                                  ARTICLE 16

                                    GENERAL
                                    -------

     16.1  Notices.  Any notice, request, instruction or other document to be
           -------
given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy, or by courier service, as follows:

     If to CBC to:

                    CB Commercial Real Estate Services
                    Group, Inc.
                    533 S. Fremont Avenue
                    Los Angeles, CA 90017
                    Attention:  Chief Executive Officer
                                General Counsel

     with a copy to:

                    Pillsbury, Madison & Sutro LLP
                    725 S. Figueroa St., 12th Fl.
                    Los Angeles, CA 90017
                    Attention:  Peter V. Leparulo, Esq.
                                J. Keith Biancamano, Esq.

     If to Koll or the Koll Shareholders to:

                    Koll Real Estate Services
                    4343 Von Karman Avenue
                    Newport Beach, CA 92660
                    Attention:  Chief Executive Officer

     with a copy to each of:

                    Riordan & McKinzie
                    300 S. Grand Ave., 29th Floor
                    Los Angeles, CA  90071
                    Attention:  Richard J. Welch, Esq.

                    O'Melveny & Myers LLP
                    610 Newport Center Drive, Suite 1200
                    Newport Beach, CA 92660
                    Attention:  Gary J. Singer, Esq.

                    Battle Fowler LLP
                    75 East 55th Street
                    New York, NY 10022
                    Attention:  Steven L. Lichtenfeld, Esq.

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid. Notice to any Koll Shareholder may be given at the address for such shareholder set forth in the records of Koll.

     16.2  Headings.  The headings of the sections of this Agreement are
           --------
inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     16.3  Counterparts.  This Agreement may be executed in counterparts, and
           ------------
when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

     16.4  Binding Nature.  This Agreement shall be binding upon and inure to
           --------------
the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

     16.5  Merger of Documents.  This Agreement and all agreements and documents
           -------------------
contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

     16.6  Incorporation of Schedules.  All Exhibits and Schedules attached
           --------------------------
hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     16.7  Good Faith.  Each of the parties hereto agrees that it shall act in
           ----------
good faith in an attempt to cause all the conditions precedent to their respective obligations to be satisfied.

     16.8  Dispute Resolution.  Any dispute arising out of or relating to this
           ------------------
Agreement (or any Exhibit or Schedule hereto or any other or certificate delivered pursuant to this Agreement or the transactions contemplated hereby or thereby or the breach, termination or validity hereof or thereof, including any dispute based in whole or in part on tort or other non-contractual principles of law, shall be resolved in the following manner:

          (a) Any party may give written notice to the other parties of any dispute which has arisen. Any other party may give notice within five (5) business days of receipt of the first notice of any additional dispute(s), all to the end that the parties may be reasonably aware of the matters in dispute.

          (b) The parties to such dispute shall use all reasonable efforts to resolve the dispute through direct discussions within 30 days of the first written notice that there is such a dispute.

     If no amicable settlement is reached as a result of the procedure in subparagraph (b) hereof, the matter shall be fully and finally resolved by arbitration conducted expeditiously by a single arbitrator in accordance with the Rules for Non-Administered Arbitration of Business Disputes promulgated by the CPR Institute for Dispute Resolution (formerly Center for Public Resources). No arbitrator may serve who, during the three-year period immediately preceding the date the arbitration notice is filed, has had a material personal or financial relationship with any participant to the dispute or any Affiliate of any such participant. The place of arbitration shall be located in California, or (ii) any other location mutually agreed upon by the Parties. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16 and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is not empowered to act as amiable compositeur or to award damages in excess of compensatory damages, and each Party hereto hereby waives any claim it may otherwise have to money damages in excess of direct compensatory damages. This Section 16.9 shall not apply to actions seeking enforcement of this Agreement to arbitrate or to enforce Exhibit E (DMK Noncompetition Agreement) and Exhibit C (Voting Agreement and the Irrevocable Proxy) or any other noncompetition or nonsolicitation agreement entered into in connection herewith or with respect to any request for provisional or interim relief brought prior to the appointment of an arbitrator, provided that an arbitration notice has been promptly filed prior to such action being brought.

          (c) The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any claims hereunder or proceedings conducted in accordance with this provision, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding; provided, however, that this confidentiality provision
                         --------  -------
shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law. The parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

     16.9  Attorneys' Fees.  If an arbitration or other legal proceeding is
           ---------------
brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein or as to the rights or obligations of any party to this Agreement or such other agreement or instrument, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, a reasonable attorney's fee to be fixed by the court or the arbitrator. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the arbitrator, the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorney's fees.

     16.10 Applicable Law.  This Agreement shall be governed by, construed and
           --------------
enforced in accordance with the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

     16.11 Severability.  If for any reason whatsoever, any one or more of the
           ------------
provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

     16.12 No Third Party Beneficiary.  Except as expressly set forth herein,
           --------------------------
no provision of this Agreement, including the Exhibits and Schedules hereto, is intended or should be construed to create any third party beneficiaries or to give any rights, including rights of subrogation, to any person other than the parties to this Agreement.

     16.13 Best Efforts; Further Assurances.  Subject to the terms and
           --------------------------------
conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as possible. The parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereby may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, CBC, Acquisition Corporation, each of the Koll Shareholders, Koll and DMK (for the purpose of Sections 7.3, 10.14, 11.2(f) and 11.2(g)) have caused this Agreement to be signed either individually or by their respective officers thereunto duly authorized, as the case may be, all as of the date first above written.

                             CB COMMERCIAL REAL ESTATE SERVICES
                             GROUP, INC. a Delaware corporation



                             By ___________________________

                             Title ________________________



                             ACQUISITION CORPORATION, a Delaware
                             corporation



                             By ___________________________

                             Title ________________________



                             KOLL REAL ESTATE SERVICES,
                             a Delaware corporation



                             By ___________________________

                             Title ________________________


                             FS EQUITY PARTNERS III, L.P.

                                By: FS Capital Partners, L.P.
                                Its: General Partner

                                    By: FS Holdings, Inc.
                                    Its: General Partner



                                By:_________________________
                                    Name:
                                    Title:

                             FS EQUITY PARTNERS INTERNATIONAL,
                                 L.P.

                                By: FS&Co. International, L.P.
                                Its: General Partner

                                    By: FS International Holdings
                                         Limited
                                    Its: General Partner



                                By:________________________
                                    Name:
                                    Title:


                             AP KMS PARTNERS, L.P.

                                By: APGP KMS Partners, L.P.
                                Its: General Partner

                                    By: AP KMS Acquisition
                                         Corporation
                                    Its: General Partner



                                By:________________________
                                    Name:
                                    Title:


                             AP KMS II, LLC

                                By: Apollo Real Estate
                                      Investment Fund II, L.P.
                                Its: Member

                                    By: Apollo Real Estate
                                         Advisors II, L.P.
                                    Its: General Partner

                                By: Apollo Real Estate Capital
                                    Advisors II, Inc.
                                Its: General Partner



                                By:___________________________
                                    Name:
                                    Title:

                             RAYMOND WIRTA



                             ______________________________
                             Raymond Wirta, an individual



                             THE KOLL HOLDING COMPANY


                             By:_____________________________
                                Name:
                                Title:


                             DONALD M. KOLL



                             ________________________________
                             Donald M. Koll, an individual


                             WILLIAM S. ROTHE, JR.



                             _________________________________
                             William S. Rothe, Jr., an
                              individual